SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.   )

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PACCAR INC
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 19, 2019

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of PACCAR Inc, which will be held at the PACCAR Parts Distribution Center, located at 405 Houser Way North, Renton, Washington, at 10:30 a.m. on Tuesday, April 30, 2019.

The principal business of the Annual Meeting is stated on the attached Notice of Annual Meeting of Stockholders. We will also provide an update on the Company’s activities. The Board of Directors recommends a vote FOR Item 1 and a vote AGAINST Item 2.

Your VOTE is important. Whether or not you plan to attend the Annual Meeting, please vote your proxy either by mail, telephone or the internet.

Sincerely,

Mark C. Pigott

Executive Chairman of the Board

Notice of Annual Meeting of Stockholders

The Annual Meeting of Stockholders of PACCAR Inc will be held at 10:30 a.m. on Tuesday, April 30, 2019, at the PACCAR Parts Distribution Center, located at 405 Houser Way North, Renton, Washington, for these purposes:

1.	To elect as directors the eleven nominees named in the attached proxy statement to serve one-year terms ending in 2020.

2.	To vote on a stockholder proposal regarding stockholder action by written consent if properly presented at the meeting.

3.	To transact such other business as may properly come before the meeting.

Stockholders entitled to vote at this meeting are those of record as of the close of business on March 5, 2019.

IMPORTANT: The vote of each stockholder is important regardless of the number of shares held. Whether or not you plan to attend the meeting, please complete and return your proxy form.

Directions to the PACCAR Parts Distribution Center in Renton, Washington can be found on the back cover of the attached proxy statement.

By order of the Board of Directors

I. E. Song

Secretary

Bellevue, Washington

March 19, 2019

PROXY STATEMENT

The Board of Directors of PACCAR Inc issues this proxy statement to solicit proxies for use at the Annual Meeting of Stockholders at 10:30 a.m., local time, on Tuesday, April 30, 2019, at the PACCAR Parts Distribution Center in Renton, Washington. This proxy statement includes information about the business matters that will be voted upon at the meeting. The executive offices of the Company are located at 777 106th Avenue N.E., Bellevue, Washington 98004. This proxy statement and proxy form were sent to stockholders on or about March 19,  2019.

GENERAL INFORMATION

Voting Rights

Stockholders eligible to vote at the meeting are those identified as owners at the close of business on the record date, March 5, 2019. Each outstanding share of common stock is entitled to one vote on each of the items presented at the meeting. At the close of business on March 5, 2019, the Company had 346,792,102 shares of common stock outstanding and entitled to vote.

Stockholders may vote in person at the meeting or by proxy. Execution of a proxy does not affect the right of a stockholder to attend the meeting. The Board recommends that stockholders exercise their right to vote by promptly completing and returning the proxy form either by mail, telephone or the internet.

Voting by Proxy

Mark C. Pigott and Charles R. Williamson are designated proxy holders to vote shares on behalf of stockholders at the 2019 Annual Meeting. The proxy holders are authorized to:

•	vote shares as instructed by the stockholders who have properly completed and returned the proxy form;

•	vote shares as recommended by the Board when stockholders have executed and returned the proxy form, but have given no instructions; and

•	vote shares at their discretion on any matter not identified in the proxy form that is properly brought before the Annual Meeting.

The Trustee for the PACCAR Inc Savings Investment Plan (the “SIP”) votes shares held in the SIP according to each member’s instructions on the proxy form. If no voting instructions are received, the Trustee will vote the shares in direct proportion to the shares for which it has received timely voting instructions, as provided in the SIP.

Proxy Voting Procedures

The proxy form allows registered stockholders to vote in one of three ways:

Mail.    Stockholders may complete, sign, date and return the proxy form in the pre-addressed, postage-paid envelope provided.

Telephone.    Stockholders may call the toll-free number listed on the proxy form and follow the voting instructions given.

Internet.    Stockholders may access the internet address listed on the proxy form and follow the voting instructions given.

Telephone and internet voting procedures authenticate each stockholder by using a control number. The voting procedures will confirm that your instructions have been properly recorded. Stockholders who vote by telephone or internet should not return the proxy form.

Stockholders who hold shares through a broker or agent should follow the voting instructions received from that broker or agent.

Revoking Proxy Voting Instructions.    A proxy may be revoked by a later-dated proxy or by written notice to the Secretary of the Company at any time before it is voted. Stockholders who hold shares through a broker should contact the broker or other agent if they wish to change their vote after executing the proxy.

Online Availability of Annual Meeting Materials

Important Notice Regarding the Availability of Proxy Materials for the Annual Stockholder Meeting to be held at 10:30 a.m. on April 30, 2019, at the PACCAR Parts Distribution Center in Renton, Washington. The 2019 proxy statement and the 2018 Annual Report to stockholders are available on the Company’s website at www.paccar.com/2019annualmeeting.

Stockholders who hold shares in a bank or brokerage account who previously elected to receive the annual meeting materials electronically and now wish to change their election and receive paper copies may contact their bank or broker to change their election.

Stockholders who receive annual meeting materials electronically will receive a notice when the proxy materials become available with instructions on how to access them over the internet.

Multiple Stockholders Sharing the Same Address

Registered stockholders at a shared address who would like to discontinue receipt of multiple copies of the annual report and proxy statement in the future should write to EQ Shareowner Services, Attn: Householding, P.O. Box 64854, St. Paul, Minnesota 55164-0854. Street name stockholders at a shared address who would like to discontinue receipt of multiple copies of the annual report and proxy statement in the future should contact their bank or broker.

Some street name stockholders elected to receive one copy of the 2018 Annual Report and 2019 Proxy Statement at a shared address prior to the 2019 Annual Meeting. If those stockholders now wish to change that election, they may do so by contacting their bank, broker or PACCAR at 425.468.7495 or P.O. Box 1518, Bellevue, Washington 98009.

Vote Required and Method of Counting Votes

The presence at the Annual Meeting, in person or by duly authorized proxy, of a majority of all the stock issued and outstanding and having voting power shall constitute a quorum for the transaction of business. Abstentions are counted as shares present at the meeting.

Item 1: Election of Directors

In an uncontested director election, each director nominee shall be elected by the affirmative vote of the majority of the votes cast with respect to that director’s election at any meeting for the election of directors at which a quorum is present. A majority of votes cast means that the number of shares voted “for” a director’s election exceeds 50 percent of the number of votes cast with respect to that director’s election. Votes cast include votes “against” but exclude “abstentions” and “broker nonvotes” with respect to that director’s election. Pursuant to the Company Bylaws, an incumbent director that is not elected by a majority vote will tender his or her resignation subject to acceptance by the Board. The Company’s Certificate of Incorporation does not provide for cumulative voting. Proxies signed, dated and returned unmarked will be voted FOR all of the nominees. Please note that brokers and custodians may not vote on the election of directors in the absence of specific client instruction. Those who hold shares in such accounts are encouraged to provide voting instructions to the broker or custodian.

If any nominee is unable to act as director because of an unexpected occurrence, the proxy holders may vote the proxies for another person or the Board of Directors may reduce the number of directors to be elected.

Item 2:

Proxies signed, dated and returned unmarked will be voted AGAINST Item 2.

To be approved, Item 2 must receive the affirmative vote of a majority of shares present in person or by proxy and entitled to vote at the Annual Meeting. Abstentions will have the effect of a vote against the item.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following persons are known to the Company to be the beneficial owner of five percent or more of the Company’s common stock as of December 31, 2018 (amounts shown are rounded to whole shares):

Name and Address of Beneficial Owner	Shares Beneficially Owned		Percent of Class
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	25,297,074	(a)	7.2

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	27,658,376	(b)	7.9

(a)	BlackRock, Inc. and its subsidiaries reported on Schedule 13G filed February 6, 2019 that it has sole voting power over 21,749,089 shares and sole dispositive power over 25,297,074 shares.

(b)

The Vanguard Group reported on Schedule 13G filed February 11, 2019 that it has sole voting power over 403,702 shares; shared voting power over 74,049 shares; sole dispositive power over 27,183,274 shares and shared dispositive power over 475,102 shares.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following list includes all shares of the Company’s common stock beneficially owned by each Company director and Named Executive Officer, and by Company directors and executive officers as a group as of March 5, 2019 (amounts shown are rounded to whole share amounts).

Name	Shares Beneficially Owned	Percent of Class
Ronald E. Armstrong	583,570(a)	*
Robert A. Bengston (retired 2/1/2019)	150,260(a)	*
Dame Alison J. Carnwath	31,838(b)	*
Franklin L. Feder	4,259(b)	*
R. Preston Feight	59,580(a)	*
Beth E. Ford	20,438(b)	*
Kirk S. Hachigian	30,683(b)	*
Roderick C. McGeary	18,502(b)	*
Gary L. Moore	166,392(a)	*
John M. Pigott	2,309,087(b)(c)	*
Mark C. Pigott	4,013,744(d)	1.16
Harrie C. Schippers	101,647(a)	*
Mark A. Schulz	18,944(b)	*
Gregory M. E. Spierkel	31,680(b)	*
Charles R. Williamson	74,047(b)	*
Total of all directors and executive officers as a group (26 individuals)	8,038,694	2.32

*Does not exceed one percent.

(a)

Includes shares allocated in the Company’s SIP for which the participant has sole voting and investment power as follows: R. E. Armstrong 22,845; R. A. Bengston 23,061; R. P. Feight 8,275; G. L. Moore 51,854; H. C. Schippers 897. Also includes restricted shares for which the participant has voting power as follows: R. E. Armstrong 25,483; R. P. Feight 6,085; G. L. Moore 6,617; H. C. Schippers 5,506. Also includes restricted stock units without voting rights to be settled in shares of common stock as follows: R. E. Armstrong 33,531; R. A. Bengston 5,846; G. L. Moore 8,673; H. C. Schippers 10,278. Also includes options to purchase shares exercisable within 60 days of March 5, 2019 as follows: R. E. Armstrong 309,302; R. A. Bengston 57,574; R. P. Feight 37,080; G. L. Moore 77,048; H. C. Schippers 58,348. Also includes deferred cash awards accrued as stock units without voting rights under the Deferred Compensation Plan and the Long-Term Incentive Plan that are settled in shares of common stock as follows: R. A. Bengston 42,293.

(b)

Includes shares in the Restricted Stock and Deferred Compensation Plan for Non-Employee Directors (the “RSDC Plan”) over which the participant has sole voting but no investment power. Also includes deferred stock units without voting rights to be settled in shares of common stock as follows: B. E. Ford 20,438; K. S. Hachigian 30,683; R. C. McGeary 18,502; J. M. Pigott 28,357; M. A. Schulz 9,973; G. M. E. Spierkel 31,680; C. R. Williamson 44,372.

(c)	Includes shares held in the name of a spouse and/or children to which beneficial ownership is disclaimed.

(d)

Includes 89,671 shares allocated in the SIP for which he has sole voting and investment power. Also includes options to purchase 555,740 shares exercisable within 60 days of March 5, 2019, and deferred cash awards accrued as 198,608 stock units without voting rights under the Deferred Compensation Plan and the Long-Term Incentive Plan that are settled in shares of common stock. Includes shares held in the name of a spouse and/or children to which beneficial ownership is disclaimed.

EXPENSES FOR SOLICITATION

Expenses for solicitation of proxies will be paid by the Company. Solicitation will be by mail, except for any electronic, telephone or personal solicitation by directors, officers and employees of the Company, which will be made without additional compensation. The Company has retained D. F. King & Co., Inc. to aid in the solicitation of stockholders for a fee of approximately $8,500 plus reimbursement of expenses. The Company will request banks and brokers to solicit proxies from their customers and will reimburse those banks and brokers reasonable out-of-pocket costs for this solicitation.

ITEM 1:	ELECTION OF DIRECTORS

Eleven directors are to be elected at the meeting. The persons named below have been designated by the Board as nominees for election as directors for a term expiring at the Annual Meeting of Stockholders in 2020. All of the nominees are currently serving as directors of the Company.

BOARD NOMINEES FOR DIRECTORS

(TERMS EXPIRE AT THE 2020 ANNUAL MEETING)

MARK C. PIGOTT, age 65, is Executive Chairman of the Company and has held that position since April 2014. Mr. Pigott was Chairman and Chief Executive Officer of the Company from January 1997 to April 2014, Vice Chairman from January 1995 to December 1996, Executive Vice President from December 1993 to January 1995, Senior Vice President from January 1990 to December 1993, and Vice President from October 1988 to December 1989. He has served as a director of Franklin Resources Inc., an investment management company, since 2011. He is the brother of John M. Pigott, a director of the Company. He has served as a director of the Company since 1994. Mr. Pigott has the attributes and qualifications listed in the Company guidelines for board membership including engineering and business degrees from Stanford University, thorough knowledge of the global commercial vehicle industry and an outstanding record of profitable growth generated through 40 years with the Company. PACCAR has benefited from an excellent record of industry-leading stockholder returns generated under his leadership.

RONALD E. ARMSTRONG, age 64, is Chief Executive Officer of the Company and has held that position since April 2014. Mr. Armstrong served as President of the Company from January 2011 to April 2014, Executive Vice President from August to December 2010, Senior Vice President from December 2007 to July 2010, and Vice President from November 2002 to November 2007. Previously, he was a senior manager with Ernst & Young where he worked for 16 years. He has served as a director of the Company since 2014. Mr. Armstrong has the attributes and qualifications listed in the Company guidelines for board membership. He is a certified public accountant, has a degree in accounting from the University of Central Oklahoma, and thorough knowledge of the global commercial vehicle industry gained through 25 years with the Company.

DAME ALISON J. CARNWATH, age 66, has been a senior advisor to Evercore Partners, an independent corporate finance advisory firm (formerly known as Lexicon Partners) since 2005, and chair of the board, and subsequently, the advisory board at LivingBridge Equity Partners, LLP, a private equity firm (formerly known as ISIS Equity Partners, LLP) since 1999, both based in the United Kingdom. She has served as an independent director of BP p.l.c. since 2018 and as a director of Coller Capital Ltd. since 2015. She has been a member of the supervisory board and chair of the audit committee of BASF, a leading chemical company based in Germany, since 2014, and she has served as a director of Zurich Insurance Group since 2012. She previously served as chair of Land Securities plc, the United Kingdom’s largest property company listed on the London Stock Exchange (2008-2018); as non-executive chair of MF Global Holdings Ltd. (2008-2010); and as a non-executive director of the Man Group plc (2001-2013), a United Kingdom based company. She has served as a director of the Company since 2005. Dame Alison has the attributes and qualifications listed in the Company guidelines for board membership including certification as a chartered accountant, service as chair (1999-2004) and chief executive (2001) of the Vitec Group plc, a British supplier to the broadcast industry, and 32 years’ experience in international finance and investment banking including three years as a managing director of Donaldson, Lufkin and Jenrette (1997-2000).

FRANKLIN L. FEDER, age 67, served as chief executive officer, Alcoa Latin America & Caribbean of Alcoa Inc., a global producer of bauxite, alumina and aluminum, from 2004-2014. He previously served as vice president and director of corporate development of Alcoa Inc. from 1999-2004, chief financial officer of Alcoa Latin America from 1994-1999 and director corporate planning from 1990-1994. He was also managing partner of Technomic Consultores from 1978-1988, and a partner at Booz, Allen & Hamilton from 1989-1990. He has served as a director of Minerals Technologies Inc. since 2017. He has also served as a director of Intercement since 2017 and Companhia Brasileira de Aluminio and AES Tiete Energia since 2016, all Brasil-based companies, and as a director of Loma Negra Corporation, an Argentine company, since 2018. He served as a director of Unigel from 2016-2018, a director of Grupo Dahma from 2015-2016, and a director of Alexander Proudfoot from 2014-2016. He has served as a director of the Company since 2018. Mr. Feder has the attributes and qualifications listed in the Company guidelines for board membership including an M.B.A. from IMD in Lausanne, Switzerland and a B.A from the Getulio Vargas Foundation in Sao Paulo, Brasil.

BETH E. FORD, age 55, is president and chief executive officer at Land O’Lakes, a member-owned agricultural production and dairy cooperative and has held that position since July 2018. She previously served as chief operating officer, business units, from 2017-2018, group executive vice president and chief operating officer from 2015-2017 and as executive vice president and chief supply chain and operations officer at Land O’Lakes from 2012-2015. Ms. Ford served as executive vice president and head of supply chain at International Flavor and Fragrances (2008-2011). Ms. Ford also served as a director of Clearwater Paper Corporation (2013-2018). She is on the Dean’s Advisory Committee for the College of Business at Iowa State University and the Columbia University Business School – Deming Center Board of Advisors. She has served as a director of the Company since April 2015. Ms. Ford has the attributes and qualifications listed in the Company guidelines for board membership including an M.B.A. from Columbia University Business School and a B.B.A. from Iowa State University. Ms. Ford has a background in agribusiness, chemicals, consumer package goods, publishing and oil and gas gained through 30 years in operating and senior leadership positions with global companies including International Flavor and Fragrances, PepsiCo, Hachette Book Group, Scholastic Corporation and Mobil Corporation.

KIRK S. HACHIGIAN, age 59, is non-executive chairman of JELD-WEN Holding, Inc., a global manufacturer of windows and doors and has held that position since 2016. Mr. Hachigian has resigned as a director of JELD-WEN Holding, Inc. effective in May 2019. He previously served as chairman, president and chief executive officer of JELD-WEN Holding, Inc. from 2014 to 2016, and as interim chief executive officer from February to June 2018. He served as chairman, president and chief executive officer of Cooper Industries plc, a global manufacturer of electrical products, from 2006 until it was acquired by Eaton Corporation in 2013. He has served as lead director for Allegion plc and as a director of NextEra Energy Inc. since 2013. He has served as a director of the Company since 2008. Mr. Hachigian has the attributes and qualifications listed in the Company guidelines for board membership including a degree in engineering from UC Berkeley and an M.B.A. from the University of Pennsylvania’s Wharton School. Prior to his 11 years of service with Cooper, he served eight years as an executive with General Electric Corporation including two years in Mexico and three years in Asia.

RODERICK C. MCGEARY, age 68, served in consulting and audit roles with KPMG LLP from 1972 to 2000 culminating in the position as co-vice chairman of consulting (1997-1999). He has served as a director of Raymond James Financial, Inc. since September 2015. He was chairman of BearingPoint Inc., formerly KPMG Consulting, LLC, a management and technology consulting firm, from 2004-2009 and was its interim chief executive officer from 2004-2005. He has served as a director of Cisco Systems since 2003. He previously served as non-executive chairman of Tegile Systems, Inc. (2010-2012) and as a director of Dionex Corporation (2004-2011) and National Semiconductor Corporation (2009-2011). He has served as a director of the Company since 2012. Mr. McGeary has the attributes and qualifications listed in the Company guidelines for board membership including a B.S. degree in accounting from Lehigh University, strong experience as a certified public accountant and extensive experience in management and technology consulting.

JOHN M. PIGOTT, age 55, is a partner in Beta Business Ventures, LLC, a private investment company concentrating in natural resources, and was a partner in the predecessor company Beta Capital Group, LLC since 2003. He is the brother of Mark C. Pigott, a director of the Company. He has served as a director of the Company since 2009. Mr. Pigott has the attributes and qualifications listed in the Company guidelines for board membership including an engineering degree from Stanford and an M.B.A. from UCLA, a background in manufacturing gained through 12 years with the Company including five years as a senior manager of Company truck operations in the United Kingdom and in the United States. He is a substantial long-term stockholder in the Company.

MARK A. SCHULZ, age 66, is currently president and chief executive officer of M. A. Schulz and Associates, a management consulting firm, and a founding partner in Fontinalis Partners, LLC, a transportation technology strategic investment firm. He served as president of international operations at Ford Motor Company from 2005 until his retirement in 2007 and in a variety of executive roles during 35 years with Ford, including running Ford’s Mazda, Jaguar, Land Rover and Aston Martin affiliates and setting up manufacturing and distribution operations in South America, Europe, Asia and Africa. He served as a director of Dana Incorporated (2008-2018), as a director of YRC Worldwide, Inc. (2007-2009), and as a director of the National Committee of United States-China Relations and the United States-China Business Council. He has served as a director of the Company since 2012. Mr. Schulz has the attributes and qualifications listed in the Company guidelines for board membership including engineering degrees from Valparaiso University and the University of Michigan, an M.B.A. from the University of Detroit, an M.S. in management from the Massachusetts Institute of Technology as well as over 35 years of management experience in the automotive industry worldwide.

GREGORY M. E. SPIERKEL, age 62, served as chief executive officer of Ingram Micro Inc., a worldwide distributor of technology products, from 2005-2012. He previously served as president from March 2004 to April 2005. During his 14-year tenure with that company he held other senior positions including executive vice president. He has served as a director of MGM Resorts International since 2013 and as a director of Schneider Electric (Paris) since October 2014. He has served as a director of the Company since 2008. Mr. Spierkel has the attributes and qualifications listed in the Company guidelines for board membership including an M.B.A. from Georgetown University and 32 years of management experience around the world including seven years as chief executive of Ingram Micro.

CHARLES R. WILLIAMSON, age 70, served as chairman of the board of Weyerhaeuser Company, a forest products company (2009-2016), and of Talisman Energy Inc., a Canadian oil and gas company (2009-2015). He continues to serve on the board of Weyerhaeuser Company as lead independent director and has been a director of Greyrock Energy Inc since 2009. He served as chairman and chief executive officer of Unocal, the California-based energy company, from 2001 until Unocal merged with Chevron in August 2005. Mr. Williamson was the chairman of the US-ASEAN Business Council (2002-2005). He has served as a director of the Company since 2006 and has served as lead director since 2014. Mr. Williamson has the attributes and qualifications listed in the Company guidelines for board membership including a Ph.D. in geology from the University of Texas at Austin and a 28-year career in technical and management positions with Unocal around the world that provided a broad perspective on international markets in Europe and Asia and culminated in four years as its chairman and chief executive officer.

THE BOARD RECOMMENDS A VOTE FOR EACH OF THE NOMINEES.

BOARD GOVERNANCE

The Board of Directors has determined that the following persons served as independent directors in 2018 as defined by NASDAQ Rule 5605(a)(2): Dame Alison J. Carnwath, Franklin L. Feder, Beth E. Ford, Kirk S. Hachigian, Luis Kaufmann, Roderick C. McGeary, Mark A. Schulz, Gregory M. E. Spierkel and Charles R. Williamson.

The Board of Directors maintains a corporate governance section on the Company’s website, which includes key information about its governance practices. The Company’s Corporate Governance Guidelines, its Board committee charters and its Code of Business Conduct and Code of Ethics for Senior Financial Officers are located at www.paccar.com/about-us/board-of-directors/.

The Company’s leadership structure includes an Executive Chairman, a Chief Executive Officer and an independent lead director who serves for a three-year term. C. R. Williamson currently serves as lead director. This leadership structure, in which the roles of the Executive Chairman and Chief Executive Officer are separate, together with an experienced and engaged lead director and independent key committees, is appropriate for the Company at this time because it effectively allocates authority, responsibility and oversight between management, the Executive Chairman and the independent members of the Board.

The Company has policies to ensure a strong and independent board. The Board regularly meets in executive session without management. The lead director presides over the executive sessions of the Board’s independent directors. Seventy-three percent of the Company’s eleven current directors are independent as defined under NASDAQ rules.

The Board oversees risk through management presentations at Board meetings and through its Audit, Compensation and Nominating and Governance Committees. The Audit Committee charter provides that the Committee shall discuss with management the Company’s risk exposures, including cybersecurity risk, and the steps management has taken to monitor and control such exposures. As part of this process, the Committee receives periodic reports from the Company’s internal auditor and from its general counsel and the Committee reports to the full Board at least four times a year. The Compensation Committee oversees risk arising from the Company’s compensation programs and annually reviews how those programs manage and mitigate risk. The Nominating and Corporate Governance Committee oversees potential risks regarding governance by monitoring legal developments and trends.

Stockholders may contact the Board of Directors by writing to: The Board of Directors, PACCAR Inc, 11th Floor, P.O. Box 1518, Bellevue, WA 98009, or by e-mailing PACCAR.Board@paccar.com. The Corporate Secretary will receive, process and acknowledge receipt of all written stockholder communications. Suggestions or concerns involving accounting, internal controls or auditing matters will be directed to the Audit Committee chairman. Concerns regarding other matters will be directed to the individual director or committee named in the correspondence. If no identification is made, the matter will be directed to the Executive Committee of the Board.

The Board of Directors met four times during 2018. Each member attended at least 75 percent of the combined total of meetings of the Board of Directors and the committees of the Board on which each served. All Company directors are expected to attend each annual stockholder meeting. All directors attended the annual stockholder meeting in May 2018.

The Board has four standing committees. The members of each committee are listed below with the chair of each committee listed first:

Audit Committee	Compensation Committee	Executive Committee	Nominating and Governance Committee
R. C. McGeary	G. M. E. Spierkel	M. C. Pigott	C. R. Williamson
A. J. Carnwath	B. E. Ford	J. M. Pigott	A. J. Carnwath
F. L. Feder	K. S. Hachigian	C. R. Williamson	R. C. McGeary
G. M. E. Spierkel	M. A. Schulz		M. A. Schulz

Audit Committee

The Audit Committee has responsibility for the selection, evaluation and compensation of the independent auditors and approval of all services they provide. The Committee annually assesses the independent public accounting firm’s qualifications, independence, performance and whether there should be a rotation of the Company’s independent accounting firm. The Committee and its chairperson are involved in the selection of the audit firm’s lead engagement partner. The Committee reviews the Company’s annual and quarterly financial statements, monitors the integrity and effectiveness of the audit process and reviews the corporate compliance programs. It monitors the Company’s system of internal controls over financial reporting and oversees the internal audit function.

The Audit Committee charter describes the Committee’s responsibilities. It is posted at www.paccar.com/about-us/board-of-directors/audit-committee-charter/. All four members of the Audit Committee meet the independence and financial literacy requirements of the SEC and NASDAQ rules. The Board of Directors designated all four members of the Audit Committee as financial experts. The Committee met six times in 2018.

Compensation Committee

The Compensation Committee has responsibility for reviewing and approving salaries and other compensation matters for executive officers. It administers the Long-Term Incentive Plan, the Senior Executive Yearly Incentive Compensation Plan and the Deferred Compensation Plan. The Committee establishes base salaries and annual and long-term performance goals for executive officers. It considers the opinion of the CEO when determining compensation for the executives that report to him. It also evaluates the CEO’s performance annually in executive session. It approves the attainment of annual and long-term goals by the executive officers.

The Committee has authority to employ a compensation consultant to assist in the evaluation of the compensation of the Company’s CEO and other executive officers. In 2018, the Committee retained Mercer, a wholly owned subsidiary of Marsh and McLennan Companies, to provide a market analysis of the compensation of the Named Executive Officers. Mercer analyzed data from the Peer Companies and industry surveys and reported its results to the Committee. Mercer was paid $77,291 for this project. Mercer and its affiliates were also retained by the Company to provide insurance brokerage and human resources consulting services, and were paid $257,887 in the aggregate for these additional services. The Committee did not review or approve the other services provided by Mercer and its affiliates of the Company, as those services were approved by management in the normal course of business. The Committee conducted an independence assessment and no conflict of interest was identified.

The Compensation Committee charter describes the Committee’s responsibilities. It is posted at www.paccar.com/about-us/board-of-directors/compensation-committee-charter/. All four members of the Compensation Committee meet the director independence requirements of the SEC and NASDAQ rules, the “outside director” requirements of Section 162(m) of the Internal Revenue Code, and the “nonemployee director” requirements of Rule 16b-3 of the Securities Exchange Act of 1934. The Committee met five times in 2018.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for evaluating director candidates and selecting nominees for approval by the independent members of the Board of Directors. It also makes recommendations to the Board on corporate governance matters including director compensation.

The Committee has established written criteria for the selection of new directors, which are available at www.paccar.com/about-us/board-of-directors/guidelines-for-board-membership/. The criteria state that a diversity of perspectives, skills and business experience relevant to the Company’s global operations should be represented on the Board. The Committee recognizes the importance of having a diversity of gender, heritage and backgrounds to ensure that a variety of opinions and perspectives are represented on the Board. To be a qualified director candidate, a person must have achieved significant success in business, education or public service, must not have a conflict of interest and must be committed to representing the long-term interests of the stockholders. In addition, the candidate must have the following attributes:

•	the highest ethical and moral standards and integrity;

•	the intelligence, education and experience to make a meaningful contribution to board deliberations;

•	the commitment, time and diligence to effectively discharge board responsibilities;

•	mature judgment, objectivity, practicality and a willingness to ask difficult questions; and

•	the commitment to work together as an effective group member to deliberate and reach consensus for the betterment of the stockholders and the long-term viability of the Company.

The Committee considers the names of director candidates submitted by management and members of the Board of Directors. It also considers recommendations by stockholders submitted in writing to: Chairman, Nominating and Governance Committee, PACCAR Inc, 11th Floor, P.O. Box 1518, Bellevue, WA 98009. Nominations by stockholders must include information set forth in the Company Bylaws. The Committee engages the services of a private search firm from time to time to assist in identifying and screening director candidates. The Committee evaluates qualified director candidates and selects nominees for approval by the members of the Board of Directors.

The Company’s Bylaws provide for proxy access by eligible stockholders. Stockholder nominations require compliance with Article III, Section 7 of the Bylaws.

The Nominating and Governance Committee charter describes the Committee’s responsibilities. It is posted at www.paccar.com/about-us/board-of-directors/nominating-and-governance-committee/. Each of the four Committee members meets the independence requirements of the NASDAQ rules. The Committee met four times in 2018.

Executive Committee

The Executive Committee acts on routine Board matters when the Board is not in session. The Committee took action four times in 2018.

COMPENSATION OF DIRECTORS

The following table provides information on compensation for non-employee directors who served during the fiscal year ending December 31, 2018:

Summary Compensation

Name	Fees Earned or Paid in Cash (a) ($)	Stock Awards (b) ($)	All Other Compensation (c)($)	Total (d)($)

A. J. Carnwath	135,000	150,056	5,000	290,056

F. L. Feder	78,736	100,026	5,000	183,762

B. E. Ford	130,000	150,056	—	280,056

K. S. Hachigian	130,000	150,056	5,000	285,056

L. Kaufmann (e)	41,264	150,056	—	191,320

R. C. McGeary	150,000	150,056	5,000	305,056

J. M. Pigott	110,000	150,056	5,000	265,056

M. A. Schulz	130,000	150,056	10,000	290,056

G. M. E. Spierkel	150,000	150,056	5,000	305,056

C. R. Williamson	170,000	150,056	10,000	330,056

(a)

Fees for non-employee directors include the 2018 annual retainer of $110,000, paid quarterly, and committee meeting fees of $5,000 per meeting. In addition, an annual $25,000 retainer is payable quarterly to the lead director, and an annual $15,000 retainer is payable quarterly to the chairs of the audit, compensation, and nominating and governance committees. If newly elected or retired during the calendar year, the non-employee director receives a prorated retainer. A single meeting attendance fee is paid when more than one committee meeting is held on the same day. B. E. Ford, L. Kaufmann and C. R. Williamson elected to defer retainer and meeting fees into stock units pursuant to the terms of the RSDC Plan described in the narrative below.

(b)

The grant date fair value of the restricted stock award granted on January 2, 2018 to non-employee directors (other than F. L. Feder) was $150,056, calculated in accordance with FASB ASC Topic 718. The restricted stock award for F. L. Feder was pro-rated for his Board service, which commenced on April 30, 2018. See Note R, Stock Compensation Plans, to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018. On December 31, 2018, non-employee directors held unvested shares of restricted stock as follows: Dame A. J. Carnwath 6,803; M. A. Schulz 4,046; C. R. Williamson 6,803. In lieu of restricted stock, some non-employee directors held unvested restricted stock units including additional deferred stock units credited as a result of dividend equivalents earned with respect to the restricted stock units as follows: F. L. Feder 1,592; B. E. Ford 16,708; K. S. Hachigian 27,031; R. C. McGeary 15,303; J. M. Pigott 24,791; M. A. Schulz 7,093; G. M. E. Spierkel 27,990; C. R. Williamson 42,089.

(c)

Directors may participate in the Company’s matching gift program on the same basis as U.S. salaried employees. Under the program, the PACCAR Foundation matches donations participants make to eligible educational institutions up to a maximum annual donation of $5,000 per participant. In 2018, the PACCAR Foundation matched gifts of $5,000 made by M. A. Schulz and C. R. Williamson to educational institutions. In addition, the PACCAR Foundation made donations of $5,000 each to charitable organizations selected by Dame A. J. Carnwath, F. L. Feder, K. S. Hachigian, R. C. McGeary, J. M. Pigott, M. A. Schulz, G. M. E. Spierkel and C. R. Williamson.

(d)

B. E. Ford, L. Kaufmann and C. R. Williamson deferred some or all of their cash compensation earned in 2018 into stock units. None of the deferred compensation earned a rate of interest that exceeded 120 percent of the applicable federal long-term rate prescribed under Section 1274(d) of the Internal Revenue Code. Perquisites were less than the $10,000 reporting threshold.

(e)	L. Kaufmann served as a director until his retirement from the Board of Directors on April 29, 2018.

Non-Employee Director Compensation Program

In addition to the cash compensation described in footnote (a) above, on the first business day of the year, each non-employee director received $150,000 in restricted stock or restricted stock units under the RSDC Plan. The number of shares received is determined by dividing $150,000 by the closing price of a share of Company stock on the first business day of the year and rounding up to the nearest whole share. Non-employee directors newly elected during the calendar year receive a prorated award to reflect the number of calendar quarters the director will serve in the year of election. Restricted shares vest three years after the date of grant or upon retirement, death or disability. Directors receive dividends and voting rights on all shares during the vesting period. If non-employee directors elect to receive a credit to the stock unit account in lieu of a grant of restricted stock, the account is credited with the number of shares otherwise applicable to the grant of restricted stock and subject to the same vesting conditions as discussed below.

Non-employee directors may elect to defer all or a part of their cash retainer and fees to an income account or to a stock unit account under the RSDC Plan. The income account accrues interest at a rate equal to the simple combined average of the monthly Aa Industrial Bond yield averages for the immediately preceding quarter and is compounded quarterly. Stock unit accounts are credited with the number of shares of Company common stock that could have been purchased at the closing price on the date the cash compensation is payable. Thereafter, dividends earned are treated as if they were reinvested at the closing price of Company stock on the date the dividend is payable. Those electing stock units have no voting rights in the stock. The balances in a director’s deferred accounts are paid out at or after retirement or termination in accordance with the director’s deferred account election. The balance in the stock unit account is distributed in shares of the Company’s common stock. The aggregate number of deferred stock units accumulated in the deferral account of participating non-employee directors is reflected in footnote (b) to the Stock Ownership Table on page 4.

The Company provides transportation or reimburses non-employee directors for travel and out-of-pocket expenses incurred in connection with their services. It also pays or reimburses directors for expenses incurred to participate in continuing education programs related to their service as a PACCAR director.

Stock Ownership Guidelines for Non-Employee Directors

Effective January 1, 2018, all non-employee directors are expected to hold at least five times their annual cash retainer in Company stock and/or deferred stock units while serving as a director. Directors have five years from date of appointment to attain this ownership threshold. All non-employee directors with five or more years of service have the required stockholding as of January 1, 2019.

POLICIES AND PROCEDURES FOR TRANSACTIONS WITH RELATED PERSONS

Under its Charter, the Audit Committee of the Board of Directors is responsible for reviewing and approving related-person transactions as set forth in Item 404 of the Securities and Exchange Commission Regulation S-K. The Committee will consider whether such transactions are in the best interests of the Company and its stockholders. The Company has written procedures designed to bring such transactions to the attention of management. Management is responsible for presenting related-person transactions to the Audit Committee for review and approval.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company believes that all of its directors and executive officers complied with all reporting requirements of Section 16(a) of the Securities and Exchange Act on a timely basis during 2018.

COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)

Executive Summary of Company Performance and Compensation Practices

In 2018, the Company reported record net sales and revenues of $23.50 billion and record net income of $2.20 billion. The Company has achieved 80 consecutive years of net income, paid annual dividends every year since 1941 and delivered an average annual total return to stockholders over the past 15 years of 9.1 percent versus 7.8 percent for the S&P 500.

2018 Financial Results and Business Highlights:

•	Record net sales and revenues of $23.50 billion

•	Record net income of $2.20 billion

•	9.3% after-tax return on revenues

•	Record year-end stockholders’ equity of $8.59 billion

•	Total dividends declared of $3.09 per share

•	Achieved record PACCAR Parts revenues and pre-tax income

•	Achieved record financial services new business volume

•	Achieved record European > 16t heavy-duty market share of 16.6%

•	Delivered a record 189,100 heavy and medium-duty trucks globally

Key Compensation and Governance Practices

The Company emphasizes pay for performance and equity-based incentive programs designed to compensate executives for generating outstanding performance for stockholders.

•	Incentive-based pay (“Pay for Performance”) represents approximately 66 percent of the Named Executive Officers’ target total compensation.

•	Net income is the key metric in the annual incentive compensation program.

•	The key metrics for long-term incentive cash awards are the three-year change in net income, return on sales and return on capital compared with Peer Companies.

•	Executive officer stock ownership guidelines and holding requirements align executives’ long-term goals with that of stockholders.

•	There are no employment contracts, excise tax gross ups or significant perquisites for executive officers.

•	The Company does not discount, backdate, reprice or grant equity awards retroactively and prohibits the buy-out of underwater options.

•	The Company prohibits the hedging or pledging of Company stock or purchasing stock on margin for directors and executive officers.

•

The Company may claw back executive officer incentive compensation where a financial restatement is caused by fraud and the incentive compensation was based on financial results impacted by the restatement.

Compensation Program Objectives and Structure

PACCAR’s compensation programs are directed by the Compensation Committee of the Board of Directors (the “Committee”), composed exclusively of independent directors. The programs are designed to attract and retain high-quality executives, link incentives to the Company’s performance and align the interests of management with those of stockholders. These programs offer compensation that is competitive with companies that operate in the same industries globally. PACCAR’s goal is to achieve superior performance measured against its industry peers. The Company has delivered 80 consecutive years of net income, paid annual dividends every year since 1941 and delivered excellent stockholder returns. Average annual total return to stockholders for the 15-year period was 9.1 percent versus 7.8 percent for the S&P 500. The compensation framework has these components:

Short-term performance compensation:

•	Salary. The fixed amount of compensation for performing day-to-day responsibilities.

•	Annual incentive cash compensation. Annual cash awards that focus on the attainment of Company profit targets and individual business unit goals.

Long-term performance compensation:

•

An equity- and cash-based Long-Term Incentive Plan (“LTIP”) that focuses on long-term growth in stockholder value, including three-year performance versus industry peers as measured by net income change, return on sales and return on capital. The equity-based compensation consists of stock options and restricted stock.

The Committee believes that this combination of salary, cash incentives and equity-based compensation provides appropriate incentives for executives to deliver superior short- and long-term business performance and stockholder returns.

The Named Executive Officers and all U.S. salaried employees participate in the Company’s retirement programs. The Named Executive Officers also participate in the Company’s unfunded Supplemental Retirement Plan described on page 29, which provides a retirement benefit to those employees affected by the maximum benefit limitations permitted for qualified plans by the Internal Revenue Code and other qualified plan benefit limitations.

The Company does not provide any other significant perquisites or executive benefits to its Named Executive Officers.

Stockholder Approval for the Company’s Executive Compensation Programs

In 2017, stockholders voted on an advisory basis to approve the compensation of the Named Executive Officers (known as a “say on pay” vote), with 95 percent of the shares voting to approve the Company’s compensation practices. The Committee believes the stockholder vote affirms the Company’s conservative approach to executive compensation. The next “say on pay” vote will be held in 2020. In 2017, an advisory vote was taken on the frequency of review of our executive compensation program. A majority of the shares that voted on this proposal approved a three-year period for review of the executive compensation program.

Executive Compensation Criteria

The Committee considers a number of important factors when reviewing and determining executive compensation, including job responsibilities, Company performance, business unit performance, individual performance and compensation for executives among peer organizations. The Committee also considers the opinion of the Chief Executive Officer when determining compensation for the executives that report to him.

Industry Compensation Comparison Groups.    The Committee periodically utilizes information from published compensation surveys as well as compensation data from Peer Companies to determine if compensation for the Chief Executive Officer and other executive officers is competitive with the market. The Committee believes that comparative compensation information should be used in its deliberations. It does not specify a “target” compensation level for any given executive but rather a range of target compensation. The Committee has discretion to determine the nature and extent to which it will use comparative compensation data.

Role of Compensation Consultants.    The Committee periodically retains a compensation consultant to assess the competitiveness of the Company’s compensation programs. In 2018, the Committee retained Mercer, a wholly owned subsidiary of Marsh and McLennan Companies, to evaluate the executive base salaries and total compensation structure, which were previously reviewed in 2016. Mercer compiled compensation data from the Company’s Peer Companies, as well as from a Mercer study concerning executive compensation in the United States and a Willis Towers Watson survey. Mercer provided the Committee with aggregated data obtained from the surveyed companies. The review found that the Company’s salary structure midpoints were on average six percent below the market median and the base salaries for the executive officers were on average five percent below the market median. Mercer reported its findings to the Committee and proposed a revised salary structure with midpoints increased six percent to approximately the market median. The Committee adopted the proposed executive salary structure effective January 1, 2019. The Mercer report also supported an adjustment to the base salary target percent for the restricted stock and stock option portion of the LTIP for certain Named Executive Officers. The new target percent, which is shown on page 24, was adopted by the Compensation Committee effective January 1, 2019.

Peer Companies.    As part of its analysis of comparative data, the Committee includes compensation data from Peer Companies. In particular, the Company measures its financial performance against Peer Companies when evaluating achievement of the cash portion of the LTIP Company performance goal. The Committee reviews the composition of the Peer Companies annually to ensure the companies are appropriate for comparative purposes. The Peer Companies are listed below. The Peer Group Index is listed on page 36.

Company Name	FY 2018 Revenue (in $ billions)

PACCAR Inc	23.5

AGCO Corporation	9.4

Caterpillar Inc.	54.7

CNH Industrial N.V.	29.7

Cummins Inc.	23.8

Dana Incorporated	8.1

Deere & Company	37.4

Eaton Corporation	21.6

Meritor Inc.	4.2

Navistar International Corp.	10.3

Oshkosh Corporation	7.7

AB Volvo	45.0

Elements of Total Compensation

The Company’s executive compensation program is comprised of base salaries, annual incentive cash and long-term incentives consisting of cash, stock options and restricted stock.

Compensation Element	Designed To Reward	Relationship To The Objectives

Base Salary	• Experience, knowledge of the industry, duties and scope of responsibility	• Provides a level of cash compensation to attract and retain talented executives to the Company who can continue to improve the Company’s overall performance

Short-Term Incentive Compensation	• Success in achieving annual objectives	• Motivates executives to achieve specific Company-wide and business unit objectives • Provides competitive compensation to attract and retain talented executives

Long-Term Incentive Compensation	• Continued excellence and attainment of objectives over time • Success in long-term growth and development

•  Motivates executives to achieve long-term business unit and Company-wide objectives

•  Aligns the executives’ interests with long-term stockholder interests in order to increase overall stockholder value

•  Provides competitive compensation to attract and retain talented executives

Compensation Mix.    The Company’s executive compensation program structure includes a balance of salary and annual and long-term incentives, including Company equity. For 2018, the Committee approved target allocations as displayed below. The Company believes these allocations promote its objectives of profitable growth and superior long-term results, which benefit stockholders.

Base Salary.    Base salary provides a level of compensation that is competitive with industry Peer Companies to attract and retain high-caliber executives. The midpoints of the base salary ranges are set at approximately the market median of the 2018 Mercer report with the minimum salary at 70 percent of the midpoint and the maximum salary at 130 percent of the midpoint. An executive officer’s actual salary relative to this salary range reflects his or her responsibility, experience, tenure with the Company and individual performance.

The Committee reviews base salaries every 12 to 24 months and may or may not approve changes. Consistent with this practice, the Committee reviewed the salary of each Named Executive Officer in 2018. The

Committee considered performance, the addition of new responsibilities and the midpoint in the Mercer 2018 salary report. The Chief Executive Officer suggested salary revisions for the other Named Executive Officers. The Committee approved the salary percentage increases for 2018 as follows: R. E. Armstrong, 7.4 percent; H. C. Schippers, 14.3 percent, reflecting his expanded responsibilities as President and Chief Financial Officer and for his contribution towards increased business unit profit margins and market share; G. L. Moore, 7.1 percent; R. A. Bengston, 5.0 percent; and R. P. Feight, 55.6 percent, reflecting his normal merit increase, promotion and greatly expanded responsibilities as Executive Vice President. The Committee believes these increases align the Named Executive Officers with the salaries of the median of the industry Peer Group reflecting current market trends and the additional responsibilities that some of the Named Executive Officers have assumed over the past 12 months. The Committee believes that the base salary of each Named Executive Officer is appropriate based on scope of responsibility, experience, tenure with the Company, individual performance and competitive pay practices.

Annual Incentive Cash Compensation (“IC”).    This program provides yearly cash incentives for the Named Executive Officers to achieve annual Company profit and business unit goals. Subject to the funding maximums established by the Committee that are described below under the heading “IC Funding Limit”, the Committee sets annual performance goals and a threshold, target and maximum award for each Named Executive Officer, expressed as a percentage of base salary. 2018 awards are measured on a sliding scale as follows:

% of Goal Achieved	<70%	70%	85%	100%	115%	130%	140% and above

% of Target Paid	0%	40%	70%	100%	130%	160%	200%

A hallmark of the annual cash incentive program has been a consistent and rigorous focus on achieving the Company’s annual net income goal. The Committee has chosen net income, not EBITDA or operating profit, as the chief financial metric for this program because it is the primary indicator of corporate performance to stockholders. When setting incentive compensation goals for the Named Executive Officers, the Committee believes that corporate performance is an appropriate measure of individual performance. Accordingly, the majority of the 2018 annual incentive compensation for the Chief Executive Officer and a substantial portion of the annual incentive compensation for each of the Named Executive Officers is based upon Company net income performance. The net income goal is proposed by Company management and approved by the Board and the Committee before or within the first 90 days of each year. The target level represents an amount of net income that the Committee determines is attainable with excellent performance under expected economic conditions. The remaining goals for the Chief Executive Officer and the other Named Executive Officers were based upon individual business unit or leadership criteria determined by the Committee for the Chief Executive Officer and by the Chief Executive Officer for the other Named Executive Officers. The Committee assesses annual goal achievement and approves awards for the Named Executive Officers.

For 2018, the Company’s net income target was $1.60 billion with a minimum incentive compensation threshold of $1.30 billion and a maximum incentive compensation threshold of $2.00 billion. Actual net income achieved was $2.20 billion. The Committee approved award payments of 200 percent of the net income target award, which corresponds with achievement of 140.0 percent of the net income goal for each eligible Named Executive Officer. The Committee approved an overall payment for R. E. Armstrong of 185.0 percent of target, based on 140.0 percent achievement of the Company profit goal and 120.0 percent for his leadership in achieving the Company’s strategic initiatives. The Committee approved an overall payment for H. C. Schippers of 168.9 percent of target, including 133.2 percent achievement of the business unit profit goal and 110.0 percent achievement for his leadership of Company technology initiatives. The Committee approved an overall payment for G. L. Moore of 176.0 percent of target including 136.0 percent achievement of the business unit profit goals and 110.0 percent achievement for his leadership of Company growth initiatives. The Committee approved an overall payment for R. A. Bengston of 184.0 percent of target including 140.0 percent achievement of the business unit profit goals and 110.0 percent achievement for his leadership of Company growth initiatives. The Committee approved an overall payment for R. P. Feight of 163.9 percent of target including 126.4 percent achievement of the business unit profit goal and 125.0 percent for his leadership of Company growth initiatives. The Committee exercised discretion to reduce each Named Executive Officer’s maximum funding amount described below under the heading “IC Funding Limit” in determining payout as described above. The following table outlines the 2018 goals and incentive awards for each Named Executive Officer:

Name and Principal Position	Performance Measure	Target Award as a % of Base Salary	Performance Measure as a % of Target	Award Achieved as a % of Target
R. E. Armstrong Chief Executive Officer	Company Profit Goal Business Leadership	125	75 25	185.0

H. C. Schippers President & Chief Financial Officer	Company Profit Goal Business Unit Profit Business Leadership	95	40 30 30	168.9

G. L. Moore Executive Vice President	Company Profit Goal Business Unit Profit Business Leadership	90	50 25 25	176.0

R. P. Feight Executive Vice President	Company Profit Goal Business Unit Profit Business Leadership	65	25 50 25	163.9

R. A. Bengston Senior Vice President	Company Profit Goal Business Unit Profit Business Leadership	70	40 40 20	184.0

IC Funding Limit.    IC Awards for the Named Executive Officers are subject to the terms of the Senior Executive Yearly Incentive Compensation Plan (the “IC Plan”) approved by the stockholders. The maximum amount that may be paid to any eligible participant in any year under the IC Plan is $4,500,000. Pursuant to the IC Plan, the Committee established a yearly funding plan limit for 2018 IC awards equal to a percentage of the Company’s net income (the “Annual Pool”) and assigned a percentage of the Annual Pool to each Named Executive Officer. The 2018 funding limit equaled three percent of the Company’s net income and the corresponding maximum share of such pool for the Chief Executive Officer and the next four most highly compensated executive officers was 43.9%, 19.8%, 17.6%, 9.6% and 9.1%, respectively. The Committee, in its sole discretion, may reduce or eliminate (but not increase) any award otherwise payable to the Named Executive Officers under each officer’s funding maximum based on the achievement of the IC Plan goals, an assessment of individual performance and other factors within the discretion of the Committee. The Committee exercised such discretion in determining the IC awards for 2018 performance.

Long-Term Incentive Compensation (“LTIP”).    The Company’s long-term incentive program is based on a multi-year performance period and provides annual grants of stock options and cash incentive awards. The program also includes restricted stock, which is awarded to certain executives based on the attainment of an annual performance goal and vests over three years. The LTIP aligns the interests of executives with those of stockholders to focus on long-term growth in stockholder value. The 2018 target for each element of the long-term compensation program for each Named Executive Officer is calculated as a percentage of base salary as indicated in the table below:

Name	Long-Term Cash	Stock Options	Restricted Stock
R. E. Armstrong	180%	355%	180%

H. C. Schippers	110%	270%	100%

G. L. Moore	100%	265%	90%

R. P. Feight	70%	145%	55%

R. A. Bengston	80%	190%	65%

Long-term incentive compensation cash award.    This program focuses on long-term growth in stockholder value by providing an incentive for superior Company performance that is measured against Peer Companies’ performance over a three-year period. Company performance is measured by the three-year change in net income, return on sales and return on capital (weighted equally) as compared to the Peer Companies (“Company Performance Goal”). Named Executive Officers and all executive officers are eligible for a long-term incentive cash award based upon three-year performance goals approved by the Committee with a new performance period beginning every calendar year. Subject to the funding maximums established by the Committee that are described below under the heading “LTIP Funding Limit”, the Committee approved the following goals for the 2018-2020 cycle:

Name	Financial Performance and Individual Performance Measures for LTIP 2018-2020 Cycle	Performance Measure as a % of Target
R. E. Armstrong	Company Performance Goal Business Leadership	75 25

H. C. Schippers	Company Performance Goal Business Unit Profit Business Leadership	50 30 20

G. L. Moore	Company Performance Goal Business Unit Profit Business Leadership	50 25 25

R. P. Feight	Company Performance Goal Business Unit Profit Business Leadership	40 35 25

R. A. Bengston	Company Performance Goal Business Unit Profit Business Leadership	35 30 35

The Committee believes that the three-year change in net income, return on sales and return on capital are excellent indicators of the Company’s performance against the Peer Companies. The target amount will be earned if the Company’s financial performance ranks above at least half of the Peer Companies. The maximum cash award amount will be earned if the Company’s financial performance ranks above all of the Peer Companies. No award will be earned if the Company’s financial performance ranks in the bottom 25 percent of the Peer Companies. The Company has used this rigorous comparison goal for over 15 years. During that period the Company ranked above 50 percent of the Peer Companies in 12 of the 15 years, demonstrating excellent performance against the Peer Companies and providing superior returns to stockholders.

The remaining portion of the award for the Chief Executive Officer and the Named Executive Officers is based upon individual business unit and leadership goals determined by the Committee for the Chief Executive Officer, and by the Chief Executive Officer for the other Named Executive Officers, measured over a three-year performance cycle. The Committee assesses goal achievement for the prior three-year period in April following completion of the applicable cycle and approves awards for the Named Executive Officers at such time. Long-term incentive cash awards are measured on a sliding scale as indicated below:

% of Goal Achieved	<75%	75%	100%	125%	150% and above

% of Target Paid	0%	50%	100%	150%	200%

In April 2018, the Committee determined cash awards for the three-year period ending December 31, 2017. For the 2015-2017 LTIP cycle, the Company ranked second among the twelve Peer Companies and the

Committee approved a payout of 172.8 percent of target on the Company Performance Goal for each Named Executive Officer.

All Named Executive Officers in the 2015-2017 LTIP cycle had goals in addition to the Company Performance Goal. The award for R. E. Armstrong was based 25 percent on strategic goals focused on business growth in emerging markets, the penetration of the PACCAR engine and market share growth. The Committee determined that R. E. Armstrong exceeded each goal and approved an overall payout of 164.6 percent of target. The award for H. C. Schippers was based 35 percent on business unit profit at DAF and Leyland and 25 percent on business unit leadership. The Committee determined that H. C. Schippers exceeded each goal and approved an overall payout of 150.7 percent of target. The award for G. L. Moore was based 30 percent on business unit profit at Kenworth and 30 percent on business unit leadership. The Committee determined that G. L. Moore exceeded each goal and approved an overall payout of 146.6 percent of target. The award for R. P. Feight was based 50 percent on business unit profit at Kenworth and 25 percent on business unit leadership. The Committee determined that R. P. Feight exceeded each goal and approved an overall payout of 150.0 percent of target. The award for R. A. Bengston was based 35 percent on business unit profit in Financial Services and 30 percent on business unit leadership. The Committee determined that R. A. Bengston exceeded each goal and approved an overall payout of 125.2 percent of target. The Committee exercised discretion to reduce each Named Executive Officer’s maximum funding amount described below under the heading “LTIP Funding Limit for 162(m) Purposes” in determining payout as described above. The long-term cash awards for the 2016-2018 LTIP cycle have not been determined as of the date of this proxy statement because Peer Group comparison data was not available.

LTIP Funding Limit.    The maximum cash portion amount that may be paid to any eligible participant in any year under the LTIP program is $7,000,000. The LTIP awards for the Named Executive Officers are subject to the conditions of payment set forth in the Long-Term Incentive Plan. Pursuant to the LTIP, the Committee established a funding limit for the 2018-2020 LTIP performance cycle equal to one percent of the Company’s cumulative net income and the maximum share of such pool assigned to the Chief Executive Officer and the next four most highly compensated executive officers was 49.8%, 18.0%, 15.4%, 8.6% and 8.2%, respectively. The Committee, in its sole discretion, may reduce or eliminate (but not increase) any award otherwise payable to the Named Executive Officers under each officer’s funding maximum based on the achievement of the LTIP goals, an assessment of individual performance and other factors within the discretion of the Committee.

Stock options.    The Committee includes stock options in its compensation program because stock options link the interests of executives directly with stockholders’ interests through increased individual stock ownership. Stock options are granted by the Committee once each year on a predetermined date after the fourth-quarter earnings release and are not repriced, backdated or purchased by the Company. The number of options is determined by multiplying the executive’s base salary on the grant date by a target award percentage and dividing by the average closing price of the Company’s stock on the first five trading days of the year. The exercise price of stock options is the closing price of the Company’s stock on the date of grant. Options become exercisable at the end of a three-year vesting period and expire ten years after the date of grant. A participant who elects to retire at age 62 with 15 years of service, but before age 65, has ten years from date of grant to exercise vested options and a prorated number of stock options which are not otherwise exercisable at the time of retirement will become immediately exercisable, and may thereafter be exercised by the participant at any time within ten years after the date of grant. A participant who retires at or after age 65 has the full term to exercise options and unvested options will continue to vest. Vesting may be accelerated in the event of a change in control.

The Compensation Committee granted stock options on February 7, 2018 in accordance with the target award percentages listed on page 19. All stock options granted in 2018 vest and become exercisable on January 1, 2021, and remain exercisable until February 7, 2028 unless the participant’s employment terminates earlier for reasons other than retirement, or the participant is demoted to an ineligible position.

Annual restricted stock program.    Performance-based restricted stock is included in the program because it links the interests of executives directly with stockholders’ interests through increased individual stock ownership and adds a performance goal that is tied to the success of the Company’s business. The Committee sets a Company performance goal on or before the first 90 days of the year, and restricted stock grants are made in the following year if the Committee determines that the performance goal is achieved. The number of restricted shares is determined by multiplying the executive’s base salary by the target award percentage and dividing by the average closing price of the Company’s stock on the first five trading days of the year. The restricted shares are valued at the closing price of the Company’s stock on the date of grant. The restricted stock vests 25 percent on the first day of the month following the grant and an additional 25 percent on each succeeding first of January. Unvested shares are forfeited upon termination unless termination is by reason of death, disability or retirement. All shares vest immediately upon a change in control. Each Named Executive Officer has the same rights as all other stockholders to vote the shares and receive cash dividends.

The performance goal for 2018 was five percent after-tax return on revenue. The goal was determined based on the average return on revenues of heavy- and medium-duty truck manufacturers in Europe and North America. Return on revenue is defined as net income divided by total revenues.

On February 6, 2019, the Committee determined that the 2018 performance goal was achieved and approved restricted stock consistent with the target award percentages listed on page 19. The restricted stock granted on February 7, 2018 for 2017 performance is included on page 25.

Compensation of the Chief Executive Officer

The Committee applies the same compensation philosophy, policies and comparative data analysis to the Chief Executive Officer as it applies to the other Named Executive Officers. The Chief Executive Officer is the only officer with overall responsibility for all corporate functions and, as a result, has a greater percentage of his total compensation based on the overall financial performance of the Company. Under R. E. Armstrong’s leadership in 2018, the Company achieved record revenues and the highest net income in the Company’s history. The Committee reviewed the Chief Executive Officer’s salary in 2018 versus the market data and approved a 7.4 percent salary increase, effective October 1, 2018, 21 months after his prior salary increase.

Deferral of Annual and Long-Term Performance Awards

The Committee administers a Deferred Compensation Plan described on page 30 which allows eligible employees to defer cash incentive awards into an income account or a stock unit account. Both accounts are unfunded and unsecured. This program provides tax and retirement planning benefits to participants and market-based returns on amounts deferred. Certain deferrals are subject to Internal Revenue Code Section 409A. Payouts from the income account are made in cash either in a lump sum or in a maximum of 15 annual installments in accordance with the executive’s payment election. Stock unit accounts are paid out in Company stock either in a one-time distribution or in a maximum of 15 annual installments in accordance with the executive’s payment election. Participation in the Deferred Compensation Plan is voluntary.

Stock Ownership Guidelines

The Company’s executive officers are required to meet stock ownership guidelines that reflect alignment of senior executives’ long-term goals with that of the Company stockholders. The minimum number of shares of company stock and deferred stock units expected to be held by each category of executive officer is as follows: the Chief Executive Officer — five times base salary; other Named Executive Officers — three times base salary; and other executive officers — one times base salary. Company executive officers have three years from the first January after the executive first holds the qualifying position to attain the stock ownership target. The Committee reviews compliance with the guidelines each year. Executives who are not in compliance with the ownership threshold must retain all vested restricted stock and at least 50% of after-tax shares acquired through the exercise of stock options until the applicable stock ownership threshold is met. As of January 1, 2019, all executive officers either had achieved the stock ownership threshold or were within the time allowed to meet it.

Effect of Post-Termination Events

The Company has no written employment agreement with its Chief Executive Officer or with any Named Executive Officer. Executive compensation programs provide full benefits only if a Named Executive Officer remains with the Company until normal retirement at age 65. In general, upon a termination without cause a Named Executive Officer retains vested benefits but receives no enhancements or severance. In a termination for cause, the executive forfeits all benefits except those provided under a qualified pension plan. Long-term cash incentives are prorated upon retirement at age 62, with 15 years of service, or death and are awarded at the maximum level upon a change in control. The annual restricted stock grants become fully vested at retirement, death or a change in control. The Company believes that the benefits described in this section help it attract and retain its executive officers by providing financial security in the event of certain qualifying terminations of employment or a change in control of the Company. The fact that the Company provides these benefits does not materially affect other decisions that the Company makes regarding compensation. The Company maintains a separation pay plan for all U.S. salaried employees that provides a single payment of up to six months of base salary in the event of job elimination in a business restructuring or reduction in the workforce. The Named Executive Officers are eligible for the benefit on the same terms as any other eligible U.S. salaried employee.

Effect of Tax Treatment

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) places a limit of $1 million on the amount of compensation that a company may deduct as a business expense in any year with respect to certain highly paid executive officers. Historically, there has been an exemption from this $1 million deduction limit for compensation payments that qualified as “performance-based” under Section 162(m). Generally, in the past the executive compensation program has been designed to permit the Compensation Committee to award compensation intended to be eligible for deductibility to the extent permitted by Section 162(m) and the relevant IRS regulations. With the enactment of the 2017 Tax Cuts and Jobs Act, the performance-based compensation exemption has been eliminated, except with respect to certain grandfathered arrangements. While the Compensation Committee considers the deductibility of compensation as one factor in determining executive compensation, the Compensation Committee believes that it is in the best interests of our stockholders to structure a program that is considered to be the most effective in attracting, motivating and retaining key executives.

Compensation Forfeiture

In the event the Board determines that an executive officer has engaged in misconduct detrimental to the Company, including fraudulent conduct which results in a material inaccuracy in the Company’s financial statements, the officer may be terminated for “cause” and all unpaid compensation forfeited. Cause is defined to include: an act of embezzlement, fraud or theft; the deliberate disregard of the rules of the Company or a subsidiary; any unauthorized disclosure of any of the secret or confidential information of the Company or a subsidiary; any conduct which constitutes unfair competition with the Company or a subsidiary; or inducing any customer of the Company or a subsidiary to breach any contracts with the Company or a subsidiary. The provisions do not allow for recoupment of base salary which has been previously paid.

In the event the Board determines that an executive officer has engaged in fraud that has caused or substantially contributed to material restatement of the Company’s financial statements, the Board in its discretion may recover from the officer or former officer any incentive compensation award which was based in whole or in part on financial results that were subject to a material restatement.

Changes Approved For 2019

The Committee approved a revised salary structure and an increase in the target percent of base salary for the stock option and restricted stock portion of the LTIP for four Named Executive Officers based on the results of the Mercer market study conducted in 2018. The changes are indicated in the following tables.

	Percent of Base Salary
Officer	2018 Stock Options	2019 Stock Options

R. E. Armstrong	355%	490%

H. C. Schippers	270%	400%

G. L. Moore	265%	380%

R. P. Feight	230%	340%

	Percent of Base Salary
Officer	2018 Restricted Stock	2019 Restricted Stock

R. E. Armstrong	180%	200%

H. C. Schippers	100%	120%

G. L. Moore	90%	100%

R. P. Feight	90%	100%

Conclusion

The Company’s compensation programs are designed and administered in a manner consistent with its conservative executive compensation philosophy and guiding principles. The programs emphasize the retention of key executives and appropriate rewards for excellent results. The Committee monitors these programs in recognition of the dynamic marketplace in which the Company competes for talent. The Company will continue to emphasize pay-for-performance and equity-based incentive programs that compensate executives for results that are consistent with generating outstanding performance for its stockholders.

COMPENSATION COMMITTEE REPORT

The Committee reviewed and discussed the Compensation Discussion and Analysis Section (“CD&A”) for 2018 with management. Based on the Committee’s review and its discussions with management, the Committee recommends to the Board of Directors that the Compensation Discussion and Analysis Section be included in the Company’s proxy statement for the 2019 Annual Meeting.

THE COMPENSATION COMMITTEE

G. M. E. Spierkel, Chairman

B. E. Ford

K. S. Hachigian

M. A. Schulz

Summary Compensation

The following table provides information on compensation for the Named Executive Officers for the last three fiscal years that ended December 31, 2018:

Name and Principal Position	Year	Salary ($)	Stock Awards (Restricted Stock) ($) (a)	Option Awards ($) (b)	Non-Equity Incentive Plan Compensation ($) (c)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (d)	All Other Compensation ($) (e)	Total ($)
R. E. Armstrong	2018	1,373,077	2,245,201	687,885	3,179,688	2,429,641	13,750	9,929,242
Chief Executive Officer	2017	1,347,308	2,472,823	772,366	5,345,025	3,805,090	13,500	13,756,112
	2016	1,210,000	2,212,000	693,623	2,348,500	2,354,372	13,250	8,831,745

H. C. Schippers	2018	798,077	640,328	310,028	1,283,640	627,436	13,750	3,673,259
President & Chief	2017	679,230	228,995	259,483	1,109,165	634,557	13,500	2,924,930
Financial Officer

G. L. Moore	2018	749,039	623,705	285,271	1,188,000	982,950	13,750	3,842,715
Executive Vice President	2017	697,116	562,005	259,483	1,198,000	1,123,366	13,500	3,853,470
	2016	547,693	283,900	204,268	739,900	776,997	13,250	2,566,008

R. P. Feight	2018	539,615	228,738	93,674	638,867	383,065	731,336	2,615,295
Executive Vice President

R. A. Bengston	2018	524,519	315,287	143,190	676,200	476,013	13,750	2,148,959
Senior Vice President	2017	499,039	332,199	153,121	749,880	946,193	13,500	2,693,932
(retired 2/1/2019)	2016	449,615	283,900	138,061	566,145	538,546	13,250	1,989,517

(a)

Represents the grant date fair value of restricted stock awards on February 7, 2018, February 7, 2017 and February 4, 2016, calculated in accordance with FASB ASC Topic 718. For additional information, refer to Notes in the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the applicable fiscal year as shown in footnote (b) below.

(b)

Represents the aggregate grant date fair value of stock options granted under the Company’s Long-Term Incentive Plan (“LTIP”) on February 7, 2018, February 7, 2017 and February 4, 2016, calculated in accordance with FASB ASC Topic 718. For additional accounting information, including the Company’s Black-Scholes-Merton option pricing model assumptions, refer to Note R in the Consolidated Financial Statements in the Company’s Annual Reports on Form 10-K for 2018 and Note Q for 2017 and 2016.

(c)

Amounts for 2018 represent the awards earned under the IC Plan in 2018 that are determined and paid in 2019. Cash awards earned under the LTIP for the 2016-2018 cycle will not be determined until late April 2019. Amounts for 2017 and 2016 include IC and LTIP cash awards.

(d)

Represents the aggregate change in value during 2018 of benefits accrued under the Company’s qualified defined-benefit retirement plan and Supplemental Retirement Plan (R. E. Armstrong $2,429,641; H. C. Schippers $336,882; G. L. Moore $982,950; R. P. Feight $383,065; R. A. Bengston $463,597); H. C. Schippers change in value of benefits accrued under the DAF defined benefit plan and his transition agreement, ($20,666) and $311,220, respectively; and the interest earned under the Deferred Compensation Plan in excess of 120 percent of the applicable federal long-term rate as prescribed under Section 1274(d) of the Internal Revenue Code (R. E. Armstrong $0; H. C. Schippers $0; G. L. Moore $0; R. P. Feight $0; R. A. Bengston $12,416). Company retirement benefits are described in the accompanying Pension Benefits disclosure.

(e)

Represents Company matching contributions to the Company’s 401(k) Savings Investment Plan of $13,750 for each Named Executive Officer for 2018, $13,500 for 2017 and $13,250 for 2016. Amount also includes $717,586 in tax equalization in 2018 for moving expenses and reimbursement for income taxes paid in the Netherlands in excess of U.S. tax equivalents for R.  P. Feight. Aggregate perquisites were less than $10,000 for all Named Executive Officers.

Grants of Plan-Based Awards

The following table shows all plan-based awards granted to the Named Executive Officers during 2018:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (a)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)
R. E. Armstrong
Restricted Stock (b)	2/7/2018				32,686			2,245,201
Stock Options (b)	2/7/2018					64,460	68.69	687,885
LTIP Cash (b)		165,682	2,430,000	4,860,000
Annual Incentive Cash (c)		171,875	1,718,750	3,437,500

H. C. Schippers
Restricted Stock (b)	2/7/2018				9,322			640,328
Stock Options (b)	2/7/2018					29,052	68.69	310,028
LTIP Cash (b)		40,000	880,000	1,760,000
Annual Incentive Cash (c)		45,600	760,000	1,520,000

G. L. Moore
Restricted Stock (b)	2/7/2018				9,080			623,705
Stock Options (b)	2/7/2018					26,732	68.69	285,271
LTIP Cash (b)		34,091	750,000	1,500,000
Annual Incentive Cash (c)		13,500	675,000	1,350,000

R. P. Feight
Restricted Stock (b)	2/7/2018				3,330			228,738
Stock Options (b)	2/7/2018					8,778	68.69	93,674
LTIP Cash (b)		11,455	315,000	630,000
Annual Incentive Cash (c)		38,979	389,791	779,582

R. A. Bengston
Restricted Stock (b)	2/7/2018				4,590			315,287
Stock Options (b)	2/7/2018					13,418	68.69	143,190
LTIP Cash (b)		13,364	420,000	840,000
Annual Incentive Cash (c)		29,400	367,500	735,000

(a)	See the Compensation Discussion and Analysis for how these amounts are determined.

(b)

Represents grants and awards under the LTIP described on page 19. The grant date fair value of restricted stock or restricted stock units is the number of restricted shares/units multiplied by the closing price of Company stock on the grant date of $68.69.

(c)	Represents awards under the Company’s IC Plan described on page 18.

Outstanding Equity Awards at Fiscal Year-End

The following table shows all outstanding stock option and restricted stock awards held by the Named Executive Officers on December 31, 2018:

		Option Awards(a)				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Vesting Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(e)
R. E. Armstrong	21,758	0	36.12	1/1/2013	2/2/2020	11,060(b)	631,968
	31,380	0	50.50	1/1/2014	2/3/2021	18,282(c)	1,044,633
	49,102	0	43.24	1/1/2015	2/2/2022	24,514(d)	1,400,730
	43,672	0	47.81	1/1/2016	2/6/2023
	34,394	0	59.15	1/1/2017	2/7/2024
	58,372	0	62.46	1/1/2018	2/4/2025
	0	92,382	50.00	1/1/2019	2/4/2026
	0	73,140	67.63	1/1/2020	2/7/2027
	0	64,460	68.69	1/1/2021	2/7/2028

H. C. Schippers	9,414	0	50.50	1/1/2014	2/3/2021	997(b)	56,969
	15,854	0	43.24	1/1/2015	2/2/2022	1,692(c)	96,681
	11,424	0	47.81	1/1/2016	2/6/2023	6,991(d)	399,466
	10,848	0	59.15	1/1/2017	2/7/2024
	8,654	0	62.46	1/1/2018	2/4/2025
	0	11,568	50.00	1/1/2019	2/4/2026
	0	24,572	67.63	1/1/2020	2/7/2027
	0	29,052	68.69	1/1/2021	2/7/2028

G. L. Moore	5,736	0	50.50	1/1/2014	2/3/2021	1,419(b)	81,082
	13,220	0	43.24	1/1/2015	2/2/2022	4,154(c)	237,360
	10,164	0	47.81	1/1/2016	2/6/2023	6,810(d)	389,123
	9,360	0	59.15	1/1/2017	2/7/2024
	11,362	0	62.46	1/1/2018	2/4/2025
	0	27,206	50.00	1/1/2019	2/4/2026
	0	24,572	67.63	1/1/2020	2/7/2027
	0	26,732	68.69	1/1/2021	2/7/2028

R. P. Feight	3,226	0	50.50	1/1/2014	2/3/2021	961(b)	54,912
	5,414	0	43.24	1/1/2015	2/2/2022	1,846(c)	105,480
	6,794	0	47.81	1/1/2016	2/6/2023	2,497(d)	142,679
	5,352	0	59.15	1/1/2017	2/7/2024
	7,046	0	62.46	1/1/2018	2/4/2025
	0	12,474	50.00	1/1/2019	2/4/2026
	0	9,958	67.63	1/1/2020	2/7/2027
	0	8,778	68.69	1/1/2021	2/7/2028

R. A. Bengston	12,910	0	59.15	1/1/2017	2/7/2024	1,419(b)	81,082
	11,362	0	62.46	1/1/2018	2/4/2025	2,456(c)	140,336
	0	18,388	50.00	1/1/2019	2/4/2026	3,442(d)	196,676
	0	14,500	67.63	1/1/2020	2/7/2027
	0	13,418	68.69	1/1/2021	2/7/2028

(a)

Represents stock options granted under the LTIP. The vesting date may be accelerated if a change in control occurs. Options expire ten years from the date of grant unless employment is terminated earlier.

(b)

Represents restricted stock granted on February 4, 2016. Twenty-five percent of the shares vested on March 1, 2016 and 25 percent vest on each subsequent January 1 until the shares are fully vested. The remaining vesting date is January 1, 2019.

(c)

Represents restricted stock granted on February 7, 2017. Twenty-five percent of the shares vested on March 1, 2017 and 25 percent vest on each subsequent January 1 until the shares are fully vested. The remaining vesting dates are January 1, 2019 and January 1, 2020.

(d)

Represents restricted stock granted on February 7, 2018. Twenty-five percent of the shares vested on March 1, 2018 and 25 percent vest on each subsequent January 1 until the shares are fully vested. The remaining vesting dates are January 1, 2019, January 1, 2020 and January 1, 2021.

(e)	The amount shown represents the number of shares multiplied by the closing price of the Company’s stock on December 31, 2018 of $57.14.

Option Exercises and Stock Vested

The following table shows all stock options exercised and restricted stock awards that vested during 2018 for the Named Executive Officers and the value realized upon exercise or vesting:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (a)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (b)

R. E. Armstrong	0	0	31,148	2,218,168

H. C. Schippers	0	0	4,900	349,481

G. L. Moore	0	0	6,514	464,173

R. P. Feight	0	0	2,718	193,620

R. A. Bengston	0	0	4,692	334,093

(a)

The dollar amounts shown are determined by multiplying the number of shares of the Company’s common stock by the difference between the per-share market price of the Company’s common stock at the time of exercise and the exercise price of the options.

(b)	The dollar amounts are determined by multiplying the number of restricted shares that vested by the per-share closing price of the Company’s common stock on the vesting date.

Pension Benefits

The following table shows the present value of the retirement benefit payable to the Named Executive Officers as of December 31, 2018:

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
R. E. Armstrong	Retirement Plan	25	1,248,057	0
	Supplemental Retirement Plan	25	17,128,208	0
H. C. Schippers	Retirement Plan (DAF)	30	405,185	0
	Retirement Plan (US)	2	126,498	0
	Supplemental Retirement Plan	2	600,795	0
	Transition Agreement	2	545,462	0
G. L. Moore	Retirement Plan	31	1,009,035	0
	Supplemental Retirement Plan	31	4,057,450	0
R. P. Feight	Retirement Plan	20	649,301	0
	Supplemental Retirement Plan	20	1,399,360	0
R. A. Bengston	Retirement Plan	26	1,315,925	0
	Supplemental Retirement Plan	26	3,533,821	0

The Company’s U.S. qualified noncontributory retirement plan has been in effect since 1947. The Named Executive Officers participate in this plan on the same basis as other U.S. salaried employees. Employees are eligible to become a member in the plan after completion of 12 months of employment with at least 1,000 hours of service. The plan provides benefits based on years of service and salary. Participants are vested in their retirement benefits after five years of service.

The benefit for each year of service, up to a maximum of 35 years, is equal to one percent of the highest average salary plus 0.5 percent of highest average salary in excess of the Social-Security-covered compensation level. Highest average salary is defined as the average of the highest 60 consecutive months of an employee’s cash compensation, which includes base salary and annual incentive cash compensation, but it excludes compensation under the LTIP. The benefits are not subject to any deduction for Social Security or other offset amounts. Benefits from the plan are paid as a monthly single-life annuity or, if married, actuarially-equivalent 50 percent, 75 percent or 100 percent joint and survivor annuity options are also available. Survivor benefits based on the 50 percent joint and survivor option will be paid to an eligible spouse if the employee is a vested member in the plan and dies before retirement.

The Company’s unfunded U.S. Supplemental Retirement Plan (“SRP”) provides a retirement benefit to those affected by the maximum benefit limitations permitted for qualified plans by the Internal Revenue Code and to those deferring incentive compensation bonuses. The benefit is equal to the amount of normal pension benefit reduction resulting from the application of maximum benefit and salary limitations and the exclusion of deferred incentive compensation bonuses from the retirement plan benefit formula. Benefits from the plan are paid as a lifetime monthly annuity or a single lump-sum distribution at the executive’s election and the benefits will be paid at the later of: (1) termination of employment or (2) the date the participant attains age 55. If the participant dies before the supplemental benefit commencement date, the participant’s surviving spouse will be eligible to receive a survivor pension for the amount by which the total survivor pension benefit exceeds the surviving spouse’s retirement plan benefit. Executives terminated for cause, as defined in the Plan, forfeit all SRP benefits.

Normal retirement age under both plans is 65, and participants may retire early between ages 55 and 65 if they have 15 years of service. For retirement at ages 55 through 61 with 15 years of service, pension benefits are reduced four percent per year from age 65. For retirement at or after age 62 with 15 years of service, there is no reduction in retirement benefits. As of December 31, 2018, R. E. Armstrong, G. L. Moore and R. A. Bengston are eligible for an unreduced early retirement benefit.

H. C. Schippers’ transition agreement provides that if he works for PACCAR in the United States for at least five years, then an additional year of credited service will be added to his nonqualified retirement benefit for each fully completed year of service.

H. C. Schippers participated in the Company’s pension program in the Netherlands on the same basis as other DAF Eindhoven employees. DAF participates in the Metal and Electrical Engineering Industry Pension Fund (“the Fund”), a multi-employer defined benefit plan covering employees of the country’s metal industry. The benefit is based on a percentage of the career average salary up to the annually indexed salary maximum multiplied by years of service up to age 68 per January 1, 2018. In 2018, the percentage of salary was 1.875 percent and the yearly indexed maximum salary was €73,711. Survivor benefits include a pension up to 70 percent of the participant’s benefit. Participants contribute 50 percent of the premiums and are vested from date of hire. Normal retirement benefits begin at age 68 and participants may retire early at or after age 55 with reduced benefits.

The Pension Plan table shows the present value of the accrued retirement benefits for the Named Executive Officers under the Company’s retirement plan and Supplemental Retirement Plan based on highest average salary and service as of December 31, 2018 and the present value of H. C. Schippers’ accrued benefits under the Fund and his transition agreement. Present value calculations for each Named Executive Officer under age 62 assumed that each remains employed until age 62, if eligible for unreduced benefits, or age 65 if not. Additional assumptions include the use of Citigroup’s December 31, 2018 and December 31, 2017 yield curves to discount future payouts (equivalent to a discount rate of 4.15 percent and 3.55 percent, respectively, for the Plan in aggregate). The mortality assumptions use the RP-2006 Male Annuitant Mortality Table projected generationally with projection scale MP-2018 (MP-2017 for 2017).

Nonqualified Deferred Compensation

The following table provides information about the deferred compensation accounts of the Named Executive Officers as of December 31, 2018. Amounts deferred reflect cash awards payable in prior years but voluntarily deferred by the executive.

Name	Executive Contribution in 2018 ($)	Aggregate Earnings in 2018 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance as of 12/31/2018 (a)($)

R. E. Armstrong	0	0	0	0

H. C. Schippers	0	0	0	0

G. L. Moore	0	0	0	0

R. P. Feight	0	0	0	0

R. A. Bengston	0	-389,732	0	4,592,348

(a)	To the extent required to be reported, all cash awards were reported as compensation to the Named Executive Officer in the Summary Compensation Table for previous years.

The Company’s Deferred Compensation Plan provides all eligible employees, including the Named Executive Officers, an opportunity to voluntarily defer all or part of the cash awards earned and payable under the LTIP and the IC Plan. The Company makes no contributions to the Plan. Accounts are credited with interest or dividend equivalents as described below.

A portion of the amount in the 2018 Aggregate Earnings column is reported in the Summary Compensation Table for the Named Executive Officers as follows: R. A. Bengston $12,416. Certain of the Named Executive Officers have elected to defer into an income account, a stock unit account or any combination of each. Deferral elections were made in the year before the award was payable. Cash awards were credited to the income account on the date the award was payable and interest is compounded monthly on the account balance based on the simple combined average of the daily Aa Industrial Bond yield average for the immediately preceding month. The Named Executive Officer may elect to be paid out the balance in the income account in a lump sum or in up to 15 substantially equal annual installments. Cash awards credited to the stock unit account are treated as if they had been invested in the Company’s common stock on the date the cash award is payable. Dividend equivalents are credited to the stock unit account and treated as if they had been invested in the Company’s common stock on the date the dividend is paid to stockholders. A Named Executive Officer’s stock unit account is paid out in Company stock either in a one-time distribution or in a maximum of 15 annual installments, at the election of the Named Executive Officer. Payment of a Named Executive Officers income account and stock unit account will be made or commence to be made in the first January following the Named Executive Officer’s termination of employment, unless the Named Executive Officer elects to have payment occur or commence on an earlier date, except that payment on account of termination of employment to a participant who is a specified employee for purposes of Section 409A on the Internal Revenue Code will not be made prior to the first day of the month following the six-month anniversary of termination of employment. If the Named Executive Officer dies before his or her interest under the Deferred Compensation Plan has been distributed, his or her interest will be distributed to his or her beneficiary. A Named Executive Officer will forfeit his or her entire interest under the Deferred Compensation Plan if he or she is terminated by the Company for cause or if the Named Executive

Officer refuses to provide advice or counsel to the Company or any of its subsidiaries after the Named Executive Officer’s termination of employment.

Potential Payments Upon Termination or Change in Control

The Named Executive Officers do not have severance or change in control agreements with the Company. The information below describes certain compensation that would become payable under existing plans if each Named Executive Officer’s employment terminated or a change in control occurred on December 31, 2018. These payments do not include deferred compensation balances and the present value of accumulated Supplemental Retirement Plan benefits reported in the “Nonqualified Deferred Compensation” and “Pension Benefits” tables.

	R. E. Armstrong ($)	H. C. Schippers ($)	G. L. Moore ($)	R. P. Feight ($)	R. A. Bengston ($)
Termination for Cause	0	0	0	0	0
Termination Without Cause	0	0	0	0	0
Retirement
Annual Incentive Plan	3,179,688	1,283,640	1,188,000	N/A	676,200
Long-Term Cash Award	1,815,000	185,474	385,000	N/A	270,000
Restricted Stock	3,077,332	553,115	707,565	N/A	418,093
Total	8,072,020	2,022,229	2,280,565	N/A	1,364,293
Death
Annual Incentive Plan	3,179,688	1,283,640	1,188,000	638,867	676,200
Long-Term Cash Award	4,245,000	898,807	1,055,000	515,000	676,667
Restricted Stock	3,077,332	553,115	707,565	303,071	418,093
Total	10,502,020	2,735,562	2,950,565	1,456,938	1,770,960
Change in control
Annual Incentive Plan	3,437,500	1,520,000	1,350,000	779,582	735,000
Long-Term Cash Award	8,490,000	1,797,615	2,110,000	1,030,000	1,353,333
Restricted Stock	3,077,332	553,115	707,565	303,071	418,093
Total	15,004,832	3,870,730	4,167,565	2,112,653	2,506,426

Termination for Cause. If a Named Executive Officer had been terminated for “cause,” as defined in the Company’s LTIP Administrative Guidelines, all unpaid cash incentives under the IC Plan and the LTIP, stock options (vested and unvested), restricted stock, deferred compensation balances and accrued Supplemental Retirement Plan benefits would have been immediately forfeited.

Resignation or Termination Without Cause. If a Named Executive Officer had resigned or been terminated without cause, all unpaid incentives under the IC Plan and the LTIP, unvested stock options and restricted stock would have been immediately forfeited. Vested stock options would remain exercisable for one month from the date of termination.

Deferred compensation balances, as described in the Nonqualified Deferred Compensation Table, would be paid in a lump sum or in installments according to the payment election filed by the Named Executive Officer. The Named Executive Officer may elect to have such payments made or commence in any January that is at least 12 months from the date of such payment election, but no later than the first January following the year in which the executive attains age 70-1/2.

Accrued Supplemental Retirement Plan benefits described under the Pension Benefits Table would be paid in a form previously elected by the Named Executive Officer. R. E. Armstrong, R. P. Feight and G. L. Moore would receive single lump-sum cash payments. H. C. Schippers and R. A. Bengston would receive monthly annuities payable for life. If termination occurred on December 31, 2018, these payments would be made or would commence in accordance with the terms of the Plan on January 1, 2019 for R. E. Armstrong, H. C. Schippers, G. L. Moore, R. P. Feight and R. A. Bengston.

Retirement.    All Named Executive Officers except R. P. Feight were eligible for early retirement benefits. Deferred compensation balances and accumulated Supplemental Retirement Plan benefits would have been payable for the Named Executive Officers as described above under “Resignation or Termination Without Cause”. Annual incentive compensation earned in 2018 would have been paid in the first quarter of 2019 and long-term incentive cash awards earned under the 2016-2018 performance cycle would be paid in May 2019 based on actual performance against goals. The long-term performance awards in the table reflect target awards. LTIP cash awards for incomplete cycles are prorated for retirement after age 62, with 15 or more years of service. Unvested stock options would have been immediately forfeited and vested stock options would have remained exercisable for the full term following retirement at or after age 62. All outstanding annual restricted stock for the Named Executive Officers under age 62 would continue to vest according to the vesting schedule until age 62 when they would vest in full. The amount listed for restricted stock in the table reflects continued service vesting of unvested shares at the fair market value on December 31, 2018, which was $57.14 per share.

Death.    In the event of the death of a Named Executive Officer on December 31, 2018, beneficiaries of the Named Executive Officer would have been entitled to receive all of the benefits that would have been paid to a Named Executive Officer who had retired on that date as described above, with the following exceptions:

•

Long-term incentive cash awards earned under the 2017-2019 LTIP performance cycle and the 2018-2020 LTIP performance cycle would have been paid on a prorated basis (2/3 and 1/3, respectively) following completion of the cycle, based on actual performance against goals.

•	All outstanding restricted stock would vest immediately.

Change in control.    Benefits payable in the event of a change in control on December 31, 2018 are the same as benefits payable in the event of death on the same date (as described above) with the following exceptions:

•

Named Executive Officers employed on December 31, 2018 would have been entitled to a maximum IC award for 2018 (200 percent of target), a maximum long-term incentive cash award under the 2016-2018 performance cycle of the LTIP and a maximum prorated award under the 2017-2019 and the 2018-2020 performance cycles based on the number of full or partial months completed in the performance cycle. The maximum payment amounts are shown in the table above and would have been paid in a lump sum immediately following the change in control.

•	All outstanding restricted stock would vest immediately.

Deferred compensation balances would have been paid as a single lump sum in cash from the “income account” and whole shares of the Company’s common stock from the “stock account” immediately following the change in control.

In addition, in the event of a change in control, the Compensation Committee of the Board of Directors has the discretionary authority to provide the following additional benefits:

•

Immediate vesting of all unvested stock options. The value of unvested options that could have been immediately vested upon a change in control on December 31, 2018 for each Named Executive Officer was: R. E. Armstrong $659,607; H. C. Schippers $82,596; G. L. Moore $194,251; R. P. Feight $89,064; R. A. Bengston $131,290.

•

Increased Supplemental Retirement Plan Benefits. If the Committee chooses to terminate the Supplemental Retirement Plan upon a change in control, the value of accrued benefits under the plan would be paid in a single lump sum immediately following the change in control. The additional Supplemental Retirement Plan benefits that would have been paid had the plan been terminated following a change in control on December 31, 2018 are as follows: R. E. Armstrong $3,083,704; H. C. Schippers $130,748; G. L. Moore $764,677; R. P. Feight $698,553; R. A. Bengston $598,414. In addition, H. C. Schippers would be entitled to an additional benefit of $340,109 accrued under his transition agreement. For purposes of calculating the value of the benefit to be paid upon such a plan termination, the normal actuarial factors and assumptions used to determine “Actuarial Equivalent” under the qualified retirement plan will be used with the exception of the interest rate, which will be zero percent.

CEO PAY RATIO DISCLOSURE

PACCAR identified its median employee using the employee population on October 1, 2017, and used total cash compensation as the appropriate “consistently applied compensation measure” in order to determine the median paid employee. PACCAR believes total cash compensation reasonably reflects annual compensation. PACCAR will use the same employee for purposes of the CEO pay ratio for 2018 that it used for 2017 because there have been no changes to the employee’s compensation arrangements that would result in significant changes to the pay ratio disclosure. The identified median employee’s total annual compensation will be compared to the CEO’s total annual compensation, both as calculated in accordance with the requirements of the Summary Compensation Table. The CEO’s cash award earned for the 2016-2018 LTIP cycle will not be determined until April 29, 2019. The CEO pay ratio will be disclosed in the Form 8-K when the LTIP payment is made.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors has furnished the following report:

The Audit Committee is comprised of four members, each of whom meets the independence and financial literacy requirements of SEC and NASDAQ rules. It adopted a written charter outlining its responsibilities that was approved by the Board of Directors. A current copy of the Audit Committee’s charter is posted at www.paccar.com/about-us/board-of-directors/audit-committee-charter/. The Board of Directors designated all Audit Committee members as Audit Committee financial experts.

Among the Committee’s responsibilities are the selection and evaluation of the independent auditors and the review of the financial statements. The Committee reviewed and discussed the audited consolidated financial statements for the most recent fiscal year with management. In addition, the Committee discussed under Auditing Standard No. 1301, Communications with Audit Committees, all matters required to be discussed with the independent auditors Ernst & Young LLP. The Committee received from Ernst & Young LLP the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed with them their independence. Based on the Audit Committee’s review of the audited financial statements and its discussions with management and the independent auditors, the Committee recommends to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, and be filed with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

R. C. McGeary, Chairman

A. J. Carnwath

F. L. Feder

G. M. E. Spierkel

INDEPENDENT AUDITORS

Ernst & Young LLP performed the audit of the Company’s financial statements for 2018 and has been selected to perform this function for 2019. Partners from the Seattle office of Ernst & Young LLP will attend the Annual Meeting and will have the opportunity to make statements if they desire and will be available to respond to appropriate questions.

The Audit Committee approved the engagement of the independent auditors, Ernst & Young LLP. The Audit Committee has also adopted policies and procedures for preapproving all audit and non-audit work performed by Ernst & Young LLP. The audit services engagement terms and fees and any changes to them require Audit Committee preapproval. The Committee has also preapproved the use of Ernst & Young LLP for specific categories of non-audit, audit-related and tax services up to a specific annual limit. Any proposed services exceeding preapproved limits require specific Audit Committee preapproval. Ernst & Young LLP has served as the Company’s independent auditor since 1945. The Company’s complete preapproval policy was attached to the Company’s 2004 proxy statement as Appendix E, available upon request.

The services provided for the years ended December 31, 2018 and December 31, 2017 are as follows:

	(in millions)
	2018	2017
Audit	$7.75	$7.95
Audit-Related	.22	.20
Tax	.61	.45
All Other	.00	.00

Total	$8.58	$8.60

Audit Fees.  In the year ended December 31, 2018, the independent auditors, Ernst & Young LLP, charged the Company $7.75 million for professional services rendered for the audit of the Company’s annual financial statements included in the Company’s Annual Report on Form 10-K, audit of the effectiveness of the Company’s internal control over financial reporting, reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, and services provided in connection with statutory and regulatory filings.

Audit-Related Fees.  In the year ended December 31, 2018, the independent auditors, Ernst & Young LLP, billed the Company $.22 million for audit-related professional services. These services included employee benefit plan (pension and 401(k)) audits and other assurance services not directly related to the audit of the Company’s consolidated financial statements.

Tax.  In the year ended December 31, 2018, the independent auditors, Ernst & Young LLP, billed the Company $.61 million for tax services, which included fees for tax return preparation for the Company, consulting on audits and inquiries by taxing authorities and the effects that the tax law changes and present and future transactions may have on the Company’s tax liabilities.

All Other Fees.  In the year ended December 31, 2018, Ernst & Young LLP was not engaged to perform professional services other than those authorized above.

STOCKHOLDER RETURN PERFORMANCE GRAPH

The following line graph compares the yearly percentage change in the cumulative total stockholder return on the Company’s common stock, to the cumulative total return of the Standard & Poor’s Composite 500 Stock Index and the return of the industry peer group of companies identified in the graph (the “Peer Group Index”) for the last five fiscal years ended December 31, 2018. Standard & Poor’s has calculated a return for each company in the Peer Group Index weighted according to its respective capitalization at the beginning of each period with dividends reinvested on a monthly basis. Management believes that the identified companies and methodology used in the graph for the Peer Group Index provides a better comparison than other indices available. The Peer Group Index consists of AGCO Corporation, Caterpillar Inc., CNH Industrial N.V., Cummins Inc., Dana Incorporated, Deere & Company, Eaton Corporation, Meritor Inc., Navistar International Corporation, Oshkosh Corporation and AB Volvo. The comparison assumes that $100 was invested December 31, 2013, in the Company’s common stock and in the stated indices and assumes reinvestment of dividends.

	2013	2014	2015	2016	2017	2018
PACCAR Inc	100	118.19	86.13	119.19	136.84	115.76
S&P 500 Index	100	113.69	115.26	129.05	157.22	150.33
Peer Group Index	100	95.92	75.27	107.38	163.73	134.55

STOCKHOLDER PROPOSAL

The Company has been advised that one stockholder intends to present a proposal at the Annual Meeting. The Company will furnish the name, address and number of shares held by the proponent upon receipt of a request for such information to the Secretary.

In accordance with the proxy regulations, the following is the complete text of the proposal exactly as submitted. The stockholder proposal includes some assertions the Company believes are incorrect. The Company has not addressed these inaccuracies. The Company accepts no responsibility for the proposal.

ITEM 2:	STOCKHOLDER PROPOSAL REGARDING WRITTEN CONSENT

Proposal 2 – Right to Act by Written Consent

Resolved, Shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent is to be consistent with applicable law and consistent with giving shareholders the fullest power to act by written consent consistent with applicable law. This includes shareholder ability to initiate any valid topic for written consent.

Hundreds of major companies enable shareholder action by written consent. Taking action by written consent in place of a meeting is a means shareholders can use to raise important matters outside the normal annual meeting cycle.

This proposal topic won majority shareholder support at 13 major companies in a single year. This included 67%-support at both Allstate and Sprint. Hundreds of major companies enable shareholder action by written consent. This proposal topic would have received a vote still higher than 67% at Allstate and Sprint if most shareholders at Allstate and Sprint had access to independent proxy voting advice.

Our higher 25%-threshold for shareholders to call a special meeting (which may be unreachable due to time constraints and detailed technical requirements) is one more reason that we should have the right to act by written consent.

Shareholder proposals such as this have taken a leadership role to improve the corporate governance rules of our company. For instance after the submittal of shareholder proposals PCAR adopted best practices such as annual election of each director (2015) and the elimination of the need for shareholders to obtain an uphill 67%-vote to improve our corporate governance (2018).

The expectation is that, once this proposal is adopted, shareholders would not need to make use of this right of written consent because its mere existence will act as a guardrail to help ensue that our company is better overseen by a more qualified and focused board. Our Directors and management will want to avoid shareholder action by written consent and will thus have more of an incentive to improve the oversight role of the Board of Directors. This is particularly important because during a robust market our stock has been flat in the 5-years leading up to the submittal of this proposal.

Please vote yes:

Right to Act by Written Consent – Proposal 2

BOARD OF DIRECTORS’ RESPONSE

THE BOARD OF DIRECTORS OPPOSES THE PROPOSED RESOLUTION AND UNANIMOUSLY RECOMMENDS A VOTE AGAINST ITEM 2 FOR THE FOLLOWING REASONS:

After careful consideration, the Board of Directors believes that the proposal to allow stockholders to act by written consent is not in the best interests of all stockholders. PACCAR has excellent corporate governance policies and practices that enhance stockholder returns. Its conservative policies ensure that the Company is governed in accordance with the highest standards of integrity and in the best interest of its stockholders.

The written consent proposal is less transparent than an annual or special meeting and does not incorporate all stockholders’ input. The written consent proposal would make it possible for stockholders to take corporate action without prior notice to the Company, the Board or other stockholders, and without giving all stockholders an opportunity to consider, discuss and vote on stockholder actions that may have a material impact on the Company and its stockholders.

The Board believes that matters that require stockholder approval should be communicated in advance so that all stockholders can evaluate and vote upon the action. Stockholders may propose any proper matter for a vote at the annual meeting. Stockholders holding 25% or more of PACCAR’s outstanding common stock may call a special meeting of stockholders. This provides stockholders with the means to propose actions for stockholder consideration other than at annual meetings. Annual and special meetings offer important advantages that are absent from the written consent process including:

•	an opportunity for all stockholders to express and hear other views on proposed actions and to participate in the stockholder vote;

•	distribution to all stockholders of complete information about the proposed stockholder action; and

•	an opportunity for the Board to analyze the proposed stockholder action and provide a recommendation.

The Board regularly reviews developments in corporate governance and thoughtfully evaluates which practices would serve the best interests of the Company and its stockholders. PACCAR has excellent stockholder rights and corporate governance practices that include:

•	Annual election of directors
•	Majority voting for directors
•	Proxy access right
•	Rigorous director selection and evaluation process
•	Majority (73%) of independent directors
•	Lead independent director
•	Fully independent Board committees
•	Stock ownership policy for directors and executive officers
•	Separate Chairman and CEO roles

The Board believes that the proposal to allow stockholders to act by written consent is not in the best interests of the Company and its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 2.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2020

A stockholder proposal must be addressed to the Corporate Secretary and received at the principal executive offices of the Company, P.O. Box 1518, Bellevue, Washington 98009, by the close of business on November 20, 2019, to be considered for inclusion in the proxy materials for the Company’s 2020 Annual Meeting of Stockholders. A stockholder nomination by an eligible stockholder for one or more director candidates for the Company’s 2020 Annual Meeting of Stockholders may be included in the proxy if the Company receives information and notice of the nomination in compliance with Art. III, Section 7 of the Company’s Bylaws no later than November 20, 2019, nor earlier than October 21, 2019.

For business to be brought before the Annual Meeting of Stockholders by a stockholder, other than those proposals or nominees included in the proxy materials, the Company’s Bylaws (Art. III, Section 5 and Section 6) provide that notice of such business, including director nominations, must be received at the Company’s principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the prior year’s annual meeting. The notice must include the information stated in the Bylaws. A copy of the pertinent Bylaw provision is available upon request to the Corporate Secretary, PACCAR Inc, P.O. Box 1518, Bellevue, Washington 98009.

OTHER BUSINESS

The Company knows of no other business likely to be brought before the meeting.

I. E. Song

Secretary

March 19, 2019

Directions to PACCAR Parts Distribution Center

PACCAR PARTS DISTRIBUTION CENTER

405 Houser Way North

Renton, WA 98057

425.254.4200

Driving Directions	Parking
From I-405 southbound	Attendants at the entrance gate will provide directions to available parking.
• Take Exit 5.
• Turn right at end of ramp.
• Merge into left lane and turn left onto Garden Ave. N.
• Turn left onto North 8th Street.
• Follow signs to Shareholder Event parking.
From I-405 northbound
• Take Exit 5.
• Turn left at end of ramp.
• Go through traffic light and down the hill.
• Merge into left lane and turn left onto Garden Ave. N.
• Turn left onto North 8th Street.
• Follow signs to Shareholder Event parking.

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945Address Change? Mark box, sign, and indicate changes below: â– TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD. The Board of Directors Recommends a Vote “FOR” all the Director Nominees listed in Item 1. 1. Election of director nominees to serve for one-year terms. FOR AGAINST ABSTAIN 01. Mark C. Pigott â– â– â– 02. Ronald E. Armstrong â– â– â– 03. Dame Alison J. Carnwath â– â– â– 04. Franklin L. Feder â– â–â– FOR AGAINST ABSTAIN 07. Roderick C. McGeary â– â– â– 08. John M. Pigott â– â– â– 09. Mark A. Schulz â– â– â– 10. Gregory M. E. Spierkel â– â– â– Please fold here – Do not separate 05. Beth E. Ford â– â– â– 06. Kirk S. Hachigian â– â– â– 11. Charles R. Williamson â– â– â– The Board of Directors Recommends a Vote “AGAINST” Item 2. 2. Stockholder proposal to allow stockholders to act by written consent â–For â– Against â– Abstain IMPORTANT: THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. WHEN PROPERLY EXECUTED THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ALL THE DIRECTOR NOMINEES LISTED IN ITEM 1 AND AGAINST ITEM 2.Date _____________________________________ Signature(s) in BoxPlease sign exactly as name(s) appears in type. Joint owners should each sign. When acting as attorney, executor, administrator, trustee, or guardian, please give full title. If a corporation or partnership, please sign full corporate or partnership name by authorized officer.

ANNUAL MEETING OF STOCKHOLDERS Tuesday, April 30, 2019 10:30 a.m. PACCAR Parts Distribution Center 405 Houser Way North Renton, Washington 98057 Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on Tuesday, April 30, 2019 at 10:30 a.m. at the PACCAR Parts Distribution Center, Renton, Washington. The proxy statement and annual report to stockholders are available on the Company’s website at www.paccar.com/2019annualmeeting/. 777—106th Avenue N.E. Bellevue, WA 98004 proxy This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 30, 2019.The shares of common stock you hold of record on March 5, 2019 will be voted as you specify on the reverse side. If the proxy is signed, dated and returned but no choice is specified, the proxy will be voted “FOR” all the Director Nominees listed in Item 1 and “AGAINST” Item 2. By signing and dating the proxy, you revoke all prior proxies and appoint Mark C. Pigott and Charles R. Williamson, with full power of substitution, to vote your shares on the matters shown on the reverse side and to vote in their discretion on any other matters which may properly come before the Annual Meeting and all adjournments. This proxy card also constitutes voting instructions to the Trustee of the PACCAR Inc Savings Investment Plan (SIP) to vote the interest of the undersigned in the shares of Common Stock of PACCAR held by the Trustee in the SIP. The shares will be voted by the Trustee in accordance with the voting instructions indicated on the reverse. If no voting instructions are timely received, the Trustee will vote the shares in direct proportion to the shares with respect to which it has received timely voting instructions, as provided in the SIP. This proxy card also constitutes voting instructions to the record holder of the Employee Stock Purchase Plan to vote the interest of the undersigned in the shares of Common Stock of PACCAR held in the Plan. Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. _INTERNET/MOBILE www.proxypush.com/PCAR Use the Internet to vote your proxy until 11:59 p.m. (CT) on April 29, 2019.PHONE 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on April 29, 2019._MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope provided. If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.